UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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DCT Industrial Trust Inc.

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Notice of 2007

Annual Meeting

and

Proxy Statement

518 17th Street, Suite 1700

Denver, Colorado 80202

April 4, 2007

Dear Stockholder,

You are invited to attend the 2007 Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Thursday, May 3, 2007, at 818 17th Street, Denver, Colorado.

Details of the business to be conducted at the meeting are set forth in the accompanying notice of annual meeting and proxy statement.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating, and returning your proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Cordially,

Thomas G. Wattles

Chairman of the Board

Every stockholder’s vote is important. Please complete, sign, date and return your proxy form, or authorize your proxy by phone or via the Internet.

i

Notice of 2007 Annual Meeting of Stockholders

10:00 a.m., May 3, 2007

818 17th Street

Denver, Colorado 80202

April 4, 2007

To the Stockholders:

DCT Industrial Trust Inc.’s 2007 Annual Meeting of Stockholders will be held at 818 17th Street, Denver, Colorado 80202, on Thursday, May 3, 2007, at 10:00 a.m., local time, for the following purposes:

1.	To elect nine directors to serve until the 2008 annual meeting;

2.	To ratify the selection of the independent registered public accounting firm for 2007; and

3.	To consider any other matters that may properly come before the meeting.

Stockholders of record at the close of business on March 21, 2007, are entitled to notice of, and to vote at, the meeting and any adjournments.

By Order of the Board of Directors,

Stephen K. Schutte

Secretary

Proxy Statement

DCT Industrial Trust Inc.

518 17th Street, Suite 1700

Denver, Colorado 80202

This proxy statement is furnished in connection with the solicitation of proxies by DCT Industrial Trust Inc. on behalf of the board of directors for the 2007 Annual Meeting of Stockholders. Distribution of this proxy statement and a proxy card to stockholders is scheduled to begin on or about April 4, 2007.

You can ensure that your shares are voted at the meeting by authorizing your proxy by phone, via the Internet, or by completing, signing, dating and returning the enclosed proxy or voting registration form in the envelope provided. You may still attend the meeting and vote despite authorizing your proxy by any of these methods. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy, by notifying the inspector of election in writing of such revocation or, if previous instructions were given by phone or via the Internet, by providing new instructions by the same means.

Summary of Proposals Submitted for Vote

Proposal 1: Election of Directors

Nominees: At the annual meeting you will elect nine directors to the board. Each director will be elected to a one-year term and will hold office until the 2008 annual meeting and until his successor has been duly elected and qualified or until his earlier resignation or removal.

Vote Required: You may vote for or withhold your vote from any of the director nominees. Assuming a quorum is present, the directors receiving a plurality of the votes cast in person or by proxy at the meeting will be elected.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm: At the annual meeting you will be asked to ratify the audit committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2007.

Vote Required: You may vote for, vote against, or abstain from voting on ratifying the appointment of the independent registered public accounting firm. Assuming a quorum is present, the affirmative vote of a majority of the common shares voted at the meeting or by proxy will be required to ratify the audit committee’s appointment of the independent registered public accounting firm.

Your board of directors unanimously recommends that you vote FOR each of its director nominees and proposals listed above.

The foregoing are only summaries of the proposals. You should review the full discussion of each proposal in this proxy statement before casting your vote.

Proposal I: Election of Directors

At the 2007 annual meeting, nine directors are to be elected to each hold office until the 2008 annual meeting and until his successor has been duly elected and qualified or until his earlier resignation or removal. The nine nominees for election at the 2007 annual meeting, all proposed by the board of directors, are listed below with brief biographies. Each of these nominees is a current director of DCT Industrial Trust. This year, however, we do have three directors proposed for nomination to the board of directors who have not previously stood for election by the stockholders, Messrs. Hawkins, August and Gates. We do not know of any reason why any nominee would be unable to serve as a director. If a nominee is unable to serve, however, proxies will be voted for the election of such other person as the board may recommend.

Thomas G. Wattles. Director since 2003

Mr. Wattles, age 55, has been the Executive Chairman of our company since 2003. Mr. Wattles also served as our Chief Investment Officer from March 2003 to September 2005 and was a consultant to our former advisor from 2003 through October 2006. Mr. Wattles is a principal of both Dividend Capital Group LLC and Black Creek Capital, LLC, each a Denver-based real estate investment firm and both of which he joined in February 2003. In addition, from April 2005 through October 2006, Mr. Wattles was a manager of Dividend Capital Total Advisors Group LLC, which owns the advisor of Divided Capital Total Realty Trust Inc. From March 1997 to May 1998, Mr. Wattles served as Chairman of ProLogis (NYSE:PLD), and served as Co-Chairman and Chief Investment Officer from November 1993 to March 1997. Mr. Wattles was a Managing Director of Security Capital Group Incorporated and served in various capacities including Chief Investment Officer from January 1991 to December 2002. Mr. Wattles is also currently a director of Regency Centers Corporation (NYSE:REG) and chairs its Investment Committee and is a member of its Audit Committee. Mr. Wattles holds a Bachelor’s degree and an M.B.A. degree from Stanford University.

Philip L. Hawkins. Director since 2006

Mr. Hawkins, age 51, has been our Chief Executive Officer since October 2006. Mr. Hawkins was the President, Chief Operating Officer and a director of CarrAmerica Realty Corporation (NYSE:CRE), where he had been employed from 1996 until July 2006. CarrAmerica was a public REIT focused on the acquisition, development, ownership and operation of office properties in select markets across the United States and was recently acquired by a fund managed by The Blackstone Group in July 2006. Mr. Hawkins was responsible for an organization of over 700 employees that was active in 13 U.S. regional markets, overseeing CarrAmerica’s investment, development, leasing and management activities as well as its capital markets, finance and accounting, human resources and corporate communications functions. Prior to joining CarrAmerica, Mr. Hawkins spent approximately 13 years with Jones Lang LaSalle, a real estate services company where he was a director and held various positions involving real estate investment, development, leasing and management. Mr. Hawkins is currently a director of SBA Communications Corporation (NASDAQ:SBAC), a publicly traded wireless tower owner and operator. He holds an M.B.A. from the University of Chicago Graduate School of Business and a Bachelor of Arts degree from Hamilton College.

Phillip R. Altinger. Director since 2006

Mr. Altinger, age 44, is currently a private investor. From 2001 through 2006, he was Executive Director, Corporate Development with Seagate Technology, a leading disc drive company, where he structured, executed and managed various equity and debt investments, as well as mergers-and-acquisitions transactions. Prior to joining Seagate, Mr. Altinger served in numerous senior financial positions at companies including Rio Hotel and Casino, Inc., a casino/hotel, and Catapult Entertainment, a videogame networking company. Mr. Altinger also held investment-banking positions with Volpe Brown Whelan & Company and Salomon Brothers. Mr. Altinger received his M.B.A. and Bachelor’s degrees in Mechanical Engineering and Economics from Stanford University.

Thomas F. August. Director since 2006

Mr. August, age 58, is a trustee of Brandywine Realty Trust, or Brandywine (NYSE:BDN), and was first elected to this position in January 2006 in connection with Brandywine’s acquisition of Prentiss Properties Trust, or Prentiss (formerly NYSE:PP). Prior to the acquisition, Mr. August served as President, Chief Executive Officer and a trustee of Prentiss. Mr. August served in such capacities since October of 1999 when he became Chief Executive Officer of Prentiss. Prior to that time, he was President and Chief Operating Officer of Prentiss since Prentiss’ initial public offering in October 1996. From 1992 to 1996, Mr. August served as President and Chief Operating Officer of a Prentiss affiliate, Prentiss Properties Limited, Inc. From 1987 to 1992, Mr. August served as Executive Vice President and Chief Financial Officer of Prentiss’ predecessor company. From 1985 to 1987, Mr. August served in executive capacities with Cadillac Fairview Urban Development, Inc. Prior to joining Cadillac Urban in 1985, Mr. August was Senior Vice President of Finance for Oxford Properties, Inc., in Denver, Colorado, an affiliate of a privately-held Canadian real estate firm. Previously, he was a Vice President of Citibank, responsible for real estate lending activities in the Midwest. Mr. August holds a Bachelor’s degree from Brandeis University and an M.B.A. degree from Boston University.

John S. Gates, Jr. Director since 2006

Mr. Gates, age 53, has served since January 1, 2005 as the Chairman and Chief Executive Officer of PortaeCo, a private investment and asset management company. Prior to forming PortaeCo in 1984, Mr. Gates co-founded CenterPoint Properties Trust, or CenterPoint, and served as Co-Chairman and Chief Executive Officer. During that period, CenterPoint became the largest private property owner in the Metropolitan Chicago Region and the nation’s first publicly traded industrial property REIT (NYSE: CNT). In March 2006, CenterPoint was acquired by the California Public Employees Retirement System (CALPERS) and Jones Lang LaSalle for approximately $3.5 billion. He began his career as an Assistant to Governor James R. Thompson of Illinois. In 1979, he joined CB Richard Ellis, and in 1981 co-founded the Chicago office of Jones Lang Wootton (now Jones Lang LaSalle), a global commercial property investment firm. Mr. Gates is a director of The Davis Funds, the Metropolitan Pier and Exhibition Authority of Chicago, and numerous other not-for-profit institutions. Mr. Gates graduated from Trinity College in 1976 with a Bachelor’s degree in Economics and Philosophy.

Tripp H. Hardin. Director since 2002

Mr. Hardin, age 45, is Senior Vice President of Investments with CB Richard Ellis. Prior to joining CB Richard Ellis, Mr. Hardin was a principal of Trammell Crow Krombach Partners and was associated with them or their predecessor company since 1986. He has been active in the commercial real estate industry since 1984, focusing primarily on the sale and leasing of industrial and office properties. He also has extensive experience in real estate investment and build-to-suit transactions. Mr. Hardin graduated from Stanford University in 1984 with a Bachelor of Science degree in Industrial Engineering.

James R. Mulvihill. Director since 2002

Mr. Mulvihill, age 42, was our Treasurer and Chief Financial Officer from 2002 through October 2006. In addition, Mr. Mulvihill was a consultant to our former advisor from 2002 through October 2006. Mr. Mulvihill is a principal of Black Creek Capital, LLC, which he co-founded in 1993. In addition, since April 2005, Mr. Mulvihill has been a manager of Dividend Capital Total Advisors Group LLC, which owns the advisor of Divided Capital Total Realty Trust Inc. He was a co-founder and served as Chairman of Corporate Properties of the Americas, or CPA, until its sale in September 2005. CPA, a joint venture between an affiliate of Black Creek Capital, LLC and Equity International Properties, is a fully-integrated industrial real estate company that acquires, develops and manages industrial properties throughout Mexico. Mr. Mulvihill has been active in real estate acquisition, development and redevelopment activities since 1992, and as of June 30, 2006, with affiliates has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of real estate projects with an aggregate value of approximately $4.0 billion. Mr. Mulvihill served as the Chairman and as a director of American Real Estate Investment Corp. (later known as Keystone Property Trust, NYSE:KTR) from 1993 through 1997, and as a director of Keystone Property Trust from 1997 through 1999. Mr. Mulvihill had co-founded American Real Estate Investment Corp. in 1993, which became an industrial, office and logistics REIT acquired by ProLogis (NYSE:PLD) in August 2004. Prior to co-founding Black Creek Capital, LLC, Mr. Mulvihill served as Vice President of the Real Estate Banking and Investment Banking Groups of Manufacturer’s Hanover and, subsequently, Chemical Bank. Mr. Mulvihill holds a Bachelor’s degree from Stanford University in Political Science. Pursuant to a contribution agreement that we entered into on July 21, 2006 with our operating partnership and DCAG to acquire our former advisor, we agreed to nominate an individual designated by DCAG to our board at our annual meetings of our stockholders to be held in 2007, 2008 and 2009. The contribution agreement and related agreement are described in more detail in the section of this proxy statement titled “Relationships with Related Persons.” Mr. Mulvihill was designated by DCAG to be nominated to our board at our 2007 annual meeting of stockholders.

John C. O’Keeffe. Director since 2002

Mr. O’Keeffe, age 47, has been associated with Wm. Blanchard Co., a construction management firm located in Springfield, NJ, since 1987. He has been active in the construction industry since 1983. Mr. O’Keeffe serves as a Project Executive, managing the construction of large healthcare projects. He graduated from Denison University in 1983 with a Bachelor’s degree in English Literature.

Bruce L. Warwick. Director since 2005

Mr. Warwick, age 68, is currently a Vice Chairman of The Related Companies, overseeing the development of various real estate development projects including office and residential properties throughout the United States. Prior to joining The Related Companies in 1998, Mr. Warwick served as Vice Chairman, Development of The Galbreath Company, overseeing development and management in the Eastern Region. He has been active in real estate construction activities since 1961. Mr. Warwick received a Bachelor of Arts degree from Colgate University in 1960.

Corporate Governance

DCT Industrial Trust remains committed to maintaining sound corporate governance practices. We seek to achieve this objective through, among other things, our governance policies and compliance with the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange, or NYSE. Our board has formalized several policies, procedures and standards of corporate governance reflected in our governance guidelines. These governance guidelines, some of which we touch on below, can be viewed together with any future changes on the DCT Industrial Trust website under investor relations at www.dctindustrial.com.

Director Independence. We require that a majority of our board be independent under listing standards adopted by the NYSE. To determine whether a director is independent, the board must affirmatively determine that there is no direct or indirect material relationship between the company and the director. The board has determined that Messrs. Altinger, August, Gates, Hardin, O’Keeffe and Warwick are independent. The board reached its decision after reviewing director questionnaires, considering transactions and relationships between each director or any member of his or her immediate family and the company and considering other relevant facts and circumstances. The board has also determined that all members of the audit, compensation and nominating and corporate governance committees are independent in accordance with NYSE and applicable Securities and Exchange Commission, or SEC, rules and that all members of the audit committee are financially literate.

Lead Director. Our outside directors, meaning those who are not officers or employees of DCT Industrial Trust, meet in regular executive sessions without management being present. There is no formal process of determining the chair of these sessions although the committee chairs generally control those portions of the meetings applicable to their committees.

Communicating with Directors. Any stockholder who desires to communicate with any of our directors individually, with the Board of Directors as a group, or with a particular group of the Board of Directors, may do so by writing to them c/o Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 1700, Denver, Colorado 80202. Communications should clearly indicate for whom they are intended and our secretary will deliver them to the appropriate persons accordingly.

Stockholder Recommended Nominees for Director. The nominating and corporate governance committee considers stockholder recommended nominees for directors and screens all potential candidates in the same manner regardless of the source of the recommendation. Recommended nominees should be submitted to the committee following the same requirements as stockholder proposals generally and, like all proposals, must satisfy and will be subject to our bylaws and applicable rules and regulations. Submittals should also contain the name, age and address of the candidate, a description of the qualifications and background of the candidate, a consent of the candidate to be named in the proxy statement relating to our annual meeting of stockholders and to serve as director if elected at such meeting, a description of all arrangements or understanding between the stockholder and the candidate, information regarding the candidate’s stock ownership, and evidence of the nominating person’s stock ownership. The committee will consider stockholder recommendations for board candidates, which should be sent to Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 1700, Denver, Colorado 80202. For more information on procedures for submitting nominees, refer to stockholder nominations under Additional Information on page 37. The committee reviews its recommendations with the board, which in turn selects the final nominees. The committee may look at a variety of factors in identifying potential candidates and may request interviews or additional information as it deems necessary. There are no minimum qualifications that the committee believes must be met by a nominee, other than those reflected in our corporate governance guidelines, which provide that each director must (1) have an unblemished reputation for integrity and values, (2) possess the highest personal and professional ethics, (3) remain committed to representing the long term interests of the stockholders, (4) have a reputation for exercising good business judgment and practical wisdom and (5) have education and experience that provides sound knowledge of business, financial, governmental or legal matters that are relevant to our business and our status as a publicly owned company. In the course of identifying and evaluating candidates, the committee may sometimes retain executive search firms to identify candidates for the board who are then screened following the same procedures as all other candidates. In addition to stockholder nominees, the committee will consider candidates recommended by directors, officers, third party search firms, employees and others.

Code of Business Conduct and Ethics. We have adopted a code of business conduct and ethics which can be viewed on the DCT Industrial Trust website under investor relations at www.dctindustrial.com. In addition, copies of our code of ethics and business conduct can be obtained, free of charge, upon written request to Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 1700, Denver, Colorado 80202. The code outlines in detail the key principles of ethical conduct expected of DCT Industrial Trust employees, officers and directors, including, among others, matters related to transactions involving company securities, conflicts of interest, use of company assets, fair dealing and company accounting. In addition, we have adopted a Whistleblowing and Whistleblower Protection Policy to enable anonymous and confidential submission by employees of complaints or concerns regarding a violation of applicable laws, regulations, or business ethical standards or a questionable accounting, accounting control or auditing matter. Our Whistleblowing and Whistleblower Protection Policy can be viewed on the DCT Industrial Trust website under investor relations at www.dctindustrial.com.

Corporate Governance Guidelines. We have adopted corporate governance guidelines which can be viewed on the DCT Industrial Trust website under investor relations at www.dctindustrial.com. In addition, copies of our corporate governance guidelines can be obtained, free of charge, upon written request to Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 1700, Denver, Colorado 80202.

Board of Directors and Committees

Our board of directors currently consists of nine directors, six of whom are independent under the requirements of the NYSE listing rules. The board held ten meetings during 2006 and all directors attended 75% or more of the board meetings and meetings of the committees on which they served during the periods they served. Although we have no policy with regard to attendance by the members of our board at our annual meetings of stockholders, it is customary for at least a majority of the members of our board to attend. All directors attended the annual meeting last year, other than Messrs. Hawkins, August and Gates who were not serving as directors as of the annual meeting. Messrs. August and Gates were appointed as directors in connection with our search for independent persons willing to serve on our board of director following the Internalization of our former advisor in October 2006 (the Internalization is described in the section titled “Transactions with Related Person”). As part of this process our board engaged a third party search firm and considered suggestions from other sources. The nomination of Messrs. August and Gates was suggested by members of our management. The board reviewed their qualifications and approved their appointment.

The four standing committees of the board are an audit committee, an investment committee, a compensation committee and a nominating and corporate governance committee. The audit, compensation and nominating and corporate governance committee responsibilities are stated more fully in their respective charters which have been adopted by the board. The charters can be viewed, together with any future changes, on the DCT Industrial Trust website under investor relations at www.dctindustrial.com. In addition, copies of the charters can be obtained, free of charge, upon written request to Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 1700, Denver, Colorado 80202.

Audit Committee. The members of the audit committee are Messrs. Altinger, who chairs the committee, August and Warwick, each of whom is independent under the rules of the NYSE and the SEC. The board has determined that Mr. Altinger is qualified as an audit committee financial expert within the meaning of the SEC regulations. There were four meetings of the committee in 2006 and its report appears on page 35. The committee assists the board in overseeing: (1) our accounting and financial reporting processes, (2) the integrity and audits of our consolidated financial statements, (3) our compliance with legal and regulatory requirements, (4) the qualifications and independence of our independent registered public accounting firm and (5) the performance of our independent registered public accounting firm and any internal auditors. The committee is also responsible for engaging the independent registered public accounting firm, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Investment Committee. The members of the investment committee are Messrs. Hardin, who chairs the committee, Gates, O’Keeffe and Wattles. This committee is responsible for approving material acquisitions, dispositions and other investment decisions of the company up to $25.0 million. Proposed acquisitions in excess of $25.0 million require approval by our board. There were sixteen meetings of the committee in 2006.

Compensation Committee. The members of the compensation committee are Messrs. August, who chairs the committee, Altinger, and Warwick, each of whom is independent under the rules of the NYSE. The primary responsibilities of this committee are to: (1) evaluate the performance and determine the compensation of our chief executive officer, (2) review and determine the compensation payable to our executive officers, (3) make recommendations to the board regarding the compensation payable to members of the board, (4) review our incentive compensation and other stock-based plans and administer our long-term incentive plan and our incentive compensation plan and (5) review and discuss with management the Compensation Discussion and Analysis to be included in the proxy statement for our annual meetings. There were three meetings of the committee in 2006 and its report appears on page 33.

Nominating and Corporate Governance Committee. The members of the nominating and corporate governance committee are Messrs. Gates, who chairs the committee, Hardin, and O’Keeffe, each of whom is independent under the rules of the NYSE. The primary responsibilities of this committee are to: (1) review and make recommendations to the board on board organization matters, (2) assist the board with evaluating the effectiveness of the board and its committees, (3) review and make recommendations for committee appointments to the board, (4) identify individuals qualified to become board members and propose to the board a slate of nominees for election at the annual meeting of stockholders, (5) assess and make recommendations to the board on corporate governance matters and (6) develop and recommend to the board a set of corporate governance principles. The committee was not established until December 2006 and, consequently, there were no meetings in 2006.

Executive Officers

The following table sets forth certain information concerning our executive officers who, subject to rights pursuant to any employment agreements, serve at the pleasure of our board of directors.

Name	Age	Position
Thomas G. Wattles	55	Executive Chairman*
Philip L. Hawkins	51	Chief Executive Officer*
James D. Cochran	46	President and Chief Investment Officer
Stuart B. Brown	41	Chief Financial Officer
Daryl H. Mechem	45	Managing Director, Operations
Matthew T. Murphy	42	Senior Vice President, Finance and Treasurer
Michael J. Ruen	40	Managing Director, Development
Stephen K. Schutte	40	Senior Vice President and General Counsel

*	See biographical summary under “Proposal I: Election of Directors—Nominees”.

The following is a biographical summary of the experience of our executive officers.

James D. Cochran, age 46, has been our President since October 2006. In addition, since September 2005, he has been our Chief Investment Officer and responsible for overall acquisition, development, institutional capital management and dispositions. Through October 2006, Mr. Cochran was also an employee of our former advisor. Since he joined our former advisor in February 2004, he has overseen over $3.0 billion in investment activity. Prior to joining our former advisor, he spent ten years with ProLogis (NYSE:PLD) where he was a senior vice president, member of the Investment Committee and served as a member of the Board of Directors and Executive Committee for Macquarie ProLogis Trust, a publicly traded listed property trust in Australia. At ProLogis, Mr. Cochran held various positions including acquisition officer, market officer responsible for operations and development in Denver and Kansas City, head of the national acquisition and sales group, and capital markets where he raised private equity for joint ventures and funds in North America. Prior to joining ProLogis, Mr. Cochran worked at TCW Realty Advisors where he held acquisition and leasing positions with a focus on industrial product. Mr. Cochran also worked for Economics Research Associates where he performed market and financial feasibility studies for a variety of development projects. Mr. Cochran has a Bachelor of Arts degree from the University of California, Davis and an M.B.A. from The Anderson School at UCLA.

Stuart B. Brown, age 41, has been our Chief Financial Officer since October 2006. Mr. Brown previously served as Vice President and Chief Accounting Officer of Federal Realty Investment Trust (NYSE:FRT) from 2003 to 2006. Federal Realty is a public REIT specializing in the ownership, management, development and redevelopment of high-quality retail assets. Before joining Federal Realty, Mr. Brown was Vice President, Finance for Giant Food, Inc., a domestic retail grocery chain that is part of the Netherlands-based Royal Ahold supermarket company. He also served in other corporate and operational finance positions at Royal Ahold over approximately ten years, including Vice President, Accounting at Ahold USA, the company’s U.S. retail headquarters, and Vice President, Investor Relations at the company’s global headquarters in the Netherlands.

Mr. Brown began his career with Deloitte & Touche after earning his Masters of Accountancy from the University of Georgia.

Daryl H. Mechem, CCIM, age 45, has been a Managing Director of our company since 2005 and is responsible for property operations. Through October 2006, Mr. Mechem was also an employee of our former advisor. Since joining our former advisor in January 2004, Mr. Mechem has been responsible for the organizational infrastructure to implement the primary functions of Property Management, Leasing and Capital Expenditures for our company’s real estate portfolio. Currently, the operations department consists of approximately 26 associates located in our corporate headquarters in Denver, Colorado and two regional offices in Dallas, Texas and Atlanta, Georgia. Prior to joining our former advisor, Mr. Mechem was most recently a Senior Vice President and Regional Director for ProLogis where he had overall responsibilities for the day-to-day real estate operations in the Mid-Atlantic region which encompassed over 43 million square feet in 8 markets (Chicago, Cincinnati, Columbus, Indianapolis, Louisville, New Jersey, Pennsylvania and St. Louis). Mr. Mechem joined ProLogis in May 1995 as a Marketing Representative in the Houston market, was promoted to Vice President Market Officer in November 1999, First Vice President in 2001 and Senior Vice President in January 2003. Mr. Mechem holds a Bachelor’s degree from the University of New Mexico.

Matthew T. Murphy, age 42, has been a Senior Vice President of our company since 2005, our Treasurer since October 2006 and is responsible for accounting, financial reporting and treasury. Through October 2006, Mr. Murphy was also the Controller of our former advisor. From February 1998 until joining our former advisor in May 2003, Mr. Murphy was a Vice President and Controller of Pritzker Residential, LLC, a privately-owned, fully-integrated multi-family real estate investment company. Prior to joining Pritzker, Mr. Murphy served in various positions with Security Capital Group and its affiliates, including Archstone-Smith Trust and ProLogis. Prior to joining Security Capital Group, Mr. Murphy was a staff accountant with Coopers and Lybrand. Mr. Murphy has been active in the accounting functions in connection with real estate companies since 1992. Mr. Murphy holds a Bachelor’s degree in Accounting from Colorado State University.

Michael J. Ruen, age 40, has been a Managing Director of our company since early 2007 and prior to that a Senior Vice President of our company since 2005. Mr. Ruen is responsible for capital deployment in the eastern United States and development. Through October 2006, Mr. Ruen was also an employee of our former advisor. Prior to joining our former advisor in February 2004, he was employed for nine years in various positions with ProLogis. Before leaving ProLogis, Mr. Ruen had been a First Vice President and Market Officer with responsibility over development, acquisition and portfolio operations for the state of Tennessee. Prior to that, he had similar responsibilities for Denver, Birmingham and Chattanooga after managing the leasing and marketing activities for Atlanta. Prior to joining ProLogis, Mr. Ruen was with CB Richard Ellis-Atlanta and was responsible for various institutional account activities including general brokerage. Mr. Ruen has 15 years of experience in real estate. He received his Bachelor of Sciences degree from the University of Alabama and an M.B.A. from Georgia State University.

Stephen K. Schutte, age 40, has been a Senior Vice President and General Counsel of our company since October 2006 and is responsible for overseeing the provision of all legal services for the company. Prior to that, Mr. Schutte was with ProLogis for five years, most recently as First Vice President and Associate General Counsel, where he was responsible for structuring and closing numerous acquisitions and dispositions, development transactions, complex joint ventures and financings and where he was responsible for all legal services in Mexico, China and Canada. Before ProLogis, Mr. Schutte was an associate attorney with the international law firm of LeBoeuf, Lamb, Greene & MacRae LLP. Mr. Schutte received his J.D. from the University of Iowa College of Law and his B.A. from Creighton University.

There is no family relationship between our directors or executive officers. None of the organizations at which our directors or executive officers served or were employed prior to their employment with us is an affiliate of us, other than our former advisor and its affiliates.

Principal Stockholders

The following table sets forth, as of February 20, 2007, ownership information with respect to our common stock for those persons known to us who directly or indirectly own, control or hold with the power to vote, 5% or more of our outstanding common stock or equivalents, each of our named executive officers, directors and director nominees, individually, and all of our executive officers and directors, as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Common Stock(2)	Percent of Common Stock and Units(2)
Directors and Executive Officers
Thomas G. Wattles	1,262,929	(3)	*	*
Philip L. Hawkins	619,963	(4)	*	*
Phillip R. Altinger	34,197	(5)	*	*
Thomas F. August	18,111	(6)	*	*
John S. Gates, Jr.	53,111	(6)	*	*
Tripp H. Hardin	21,578	(7)	*	*
John C. O’Keeffe	19,266	(8)	*	*
James R. Mulvihill	1,870,258	(9)	1.1%	*
Bruce L. Warwick	59,463	(10)	*	*
James D. Cochran	679,310	(11)	*	*
Stuart B. Brown	74,813	(12)	*	*
Daryl H. Mechem	413,731	(13)	*	*
All directors and officers as a group (15 persons)	5,637,454	(14)	3.3%	2.8%

Five Percent Stockholders
Dividend Capital Advisors Group LLC(15)	15,111,111	(16)	9.0%	7.6%

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock or units, except to the extent authority is shared by spouses under community property laws. Unless otherwise listed, the address of each of the stockholders is c/o DCT Industrial Trust Inc., 518 17th Street, Suite 1700, Denver, Colorado 80202.

*	Less than 1.0% of the outstanding securities of our company and its subsidiaries.
(1)	“Beneficial ownership” in this column includes shares of common stock that may be acquired by (i) exercising stock options within 60 days, (ii) converting phantom share grants to actual shares, or (iii) redeeming OP units in our operating partnership. Pursuant to the limited partnership agreement of our operating partnership, after receiving a redemption notice from a unit holder, our operating partnership must redeem units for cash or, at our option, shares of common stock on a one-for-one basis, subject to certain conditions including that such OP units have been issued and outstanding for at least a year. Accordingly, ownership of OP units and LTIP units technically does not constitute beneficial ownership under Rule 13d-3 under the Securities Exchange Act of 1934. Nevertheless, for purposes of calculating beneficial ownership we have assumed that all outstanding OP units, including the 15,111,111 OP units issued in connection with the Internalization (described below in the section titled “Transactions with Related Persons”), are immediately redeemable/exchangeable, that all outstanding LTIP units have vested in full and have been converted into an equal number of OP units and that all OP units have been exchanged for shares of common stock. We include shares issuable upon exchange of OP units in this calculation because of the economic similarity of OP units to shares of common stock.
(2)

As of February 20, 2007, 168,372,048 shares of common stock, 29,733,707 OP units and 662,464 LTIP units were outstanding. To compute the percentage of outstanding shares of common stock held by each person and unless otherwise noted, any share of common stock which such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days of February 20, 2007, pursuant to phantom share grants or pursuant to the redemption of OP units (assuming all outstanding LTIP units have vested in full and have been converted into an equal number of OP units and we elect to issue shares of common stock rather than pay cash upon redemption) is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of outstanding shares of common stock and units held by each person is calculated in the same manner as the percentage of outstanding shares of common stock, except that in performing this calculation we assume that all outstanding LTIP units held by all persons have vested in full and have been converted into an equal number of OP units and that all OP units held by all persons, other than us, have been exchanged for shares of common stock.

(3)	Includes 41,408 shares held by Thomas and Joan Wattles Revocable Trust and 1,221,521 OP units owned by DCAG attributed to Mr. Wattles based upon his right to receive a portion of the net cash flows, or cash flow interest, in DCAG (described below in the section titled “Transactions with Related Persons”). Mr. Wattles does not have voting or investment control over the OP units owned by DCAG, and may not be deemed to beneficially own these units, and all of these units have been pledged to us as described below in the section titled “Transactions with Related Persons.”
(4)	Includes 531,074 LTIP units (none of which are currently vested).
(5)	Includes 4,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 20, 2007 and 3,111 phantom shares (none of which are currently vested).
(6)	Includes 3,111 phantom shares (none of which are currently vested).
(7)	Includes 2,277 shares held through a trust for the benefit of Mr. Hardin and an additional 1,190 shares held through his profit sharing plan (self-directed), in each case as of February 20, 2007. Also includes 15,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 20, 2007 and 3,111 phantom shares (none of which are currently vested).
(8)	Includes 15,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 20, 2007 and 3,111 phantom shares (none of which are currently vested).
(9)	Includes 11,508 shares held through a trust for the benefit of Mr. Mulvihill and his spouse, 3,111 phantom shares (none of which are currently vested) and 1,855,639 OP units owned by DCAG attributed to Mr. Mulvihill based upon his cash flow interest in DCAG. Mr. Mulvihill does not have voting or investment control over the OP units owned by DCAG, and may not be deemed to beneficially own these units, and all of these units have been pledged to us as described below in the section titled “Transactions with Related Persons.”
(10)	Includes 4,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after February 20, 2007 and 3,111 phantom shares (none of which are currently vested).
(11)	Includes 34,904 LTIP units (none of which are currently vested) and 638,633 OP units owned by DCAG attributed to Mr. Cochran based upon his cash flow interest in DCAG. Mr. Cochran does not have voting or investment control over the OP units owned by DCAG, and may not be deemed to beneficially own these units, and all of these units have been pledged to us as described below in the section titled “Transactions with Related Persons.”
(12)	Includes 51,111 LTIP units (none of which are currently vested) and 17,452 shares of restricted stock (none of which are currently vested).
(13)	Includes 15,707 LTIP units (none of which are currently vested) and 393,537 OP units owned by DCAG attributed to Mr. Mechem based upon his cash flow interest in DCAG. Mr. Mechem does not have voting or investment control over the OP units owned by DCAG, and may not be deemed to beneficially own these units, and all of these units have been pledged to us as described below in the section titled “Transactions with Related Persons.”
(14)	Includes an aggregate of 311,487 shares of common stock, 4,586,274 OP units (including 4,586,274 OP units attributed to certain directors and officers based upon each of such director of officer’s cash flow interest in DCAG, all of which have been pledged to us as described below in the section titled “Transactions with Related Persons”), 662,464 LTIP units, 21,777 phantom shares and 38,000 shares of common stock underlying currently exercisable stock options which will become exercisable within 60 days after February 20, 2007. See also notes (3) – (13) above.

(15)

DCAG is indirectly majority owned and/or controlled by Mr. Wattles, Mr. Mulvihill and Evan H. Zucker (our former Chief Executive Office, President, Secretary and a former Director) and their affiliates. The address of DCAG is 518 17th Street, 17th Floor, Denver, Colorado 80202.

(16)	Comprised entirely of OP units.

Transactions with Related Persons

On October 10, 2006, pursuant to a contribution agreement, our operating partnership acquired our former affiliated external advisor, Dividend Capital Advisors LLC, or our former advisor, from Dividend Capital Advisors Group LLC, the parent company of our former advisor, or DCAG, for an aggregate of 15,111,111 OP units, which included the modification of a special series of units, or the special units, of limited partnership interest in our operating partnership held by DCAG into 7,111,111 OP units. We refer to this transaction as the Internalization. In connection with the Internalization, our former advisor became a wholly-owned subsidiary of our operating partnership and certain employees of, or consultants to, our former advisor or its affiliates became our employees.

The following discussion includes a description with respect to certain relationships and related transactions that existed prior to the consummation of the Internalization with our directors and officers holding office prior to the Internalization, as well as certain relationships and related transactions that exist following the consummation of the Internalization with our directors and officers holding offices following the Internalization. In this regard, the following chart illustrates our management prior to and following the consummation of the Internalization:

Name	Prior to Internalization	Following Internalization
Thomas G. Wattles	Chairman and Director	Executive Chairman and Director
Evan H. Zucker	Chief Executive Officer, President, Secretary and Director	None
Philip L. Hawkins	None	Chief Executive Officer and Director
James R. Mulvihill	Treasurer, Chief Financial Officer and Director	Director
Phillip R. Altinger	Director	Director
Tripp H. Hardin	Director	Director
John C. O’Keeffe	Director	Director
Bruce L. Warwick	Director	Director
Thomas F. August	None	Director
John S. Gates, Jr.	None	Director
James D. Cochran	Chief Investment Officer	President and Chief Investment Officer
Stuart B. Brown	None	Chief Financial Officer
Daryl H. Mechem	Managing Director	Managing Director, Operations
Matthew T. Murphy	Senior Vice President	Senior Vice President, Finance and Treasurer
Michael J. Ruen	Senior Vice President	Senior Vice President
Stephen K. Schutte	None	Senior Vice President and General Counsel

The Internalization

Some of our directors and officers had material financial interests in the Internalization. In particular, prior to the consummation of the Internalization, Tom Wattles, Evan Zucker, James Mulvihill, Jim Cochran, Daryl Mechem, Matt Murphy and Michael Ruen were also employees of, or consultants to, our former advisor or its affiliates. Moreover, Mr. Wattles has indirect beneficial ownership and control with his spouse of a 12.825%

membership interest in DCAG and is entitled to receive 8.084% of the net cash flows of DCAG, which we refer to as a cash flow interest; Mr. Zucker has indirect beneficial ownership and control with his spouse of a 23.014% membership interest in DCAG and a 12.280% cash flow interest; and Mr. Mulvihill has indirect beneficial ownership and control with his spouse of a 23.014% membership interest in DCAG and a 12.280% cash flow interest. Furthermore, Messrs. Cochran, Mechem, Murphy and Ruen, pursuant to certain contractual arrangements, have an aggregate 9.987% cash flow interest.

Contribution Agreement

On July 21, 2006, we entered into a contribution agreement with our operating partnership and DCAG to acquire our former advisor. In the Internalization, the entire outstanding membership interest and all economic interests in our former advisor were contributed by DCAG to our operating partnership. The aggregate consideration payable by the operating partnership, including the 7,111,111 OP units issued in connection with the modification of the special units held by DCAG into OP units, was 15,111,111 OP Units.

Our directors, officers and affiliates set forth below, through their membership interests or cash flow interests in DCAG, received a beneficial interest in the following number of OP units in connection with the Internalization:

Tom Wattles	1,222,000
Evan Zucker	1,856,000
James Mulvihill	1,856,000
Jim Cochran	639,000
Daryl Mechem	394,000
Matt Murphy	175,000
Michael Ruen	302,000

Holders of OP units generally have the right to cause our operating partnership to redeem all or a portion of their OP units for cash or, at our sole discretion, shares of common stock, or a combination of both, subject to certain conditions including that the OP units have been issued and outstanding for at least a year.

Pursuant to the contribution agreement, subject to certain qualifications and limitations, DCAG agreed to indemnify and hold harmless us, our subsidiaries and certain other parties related to us from all losses relating to breaches of the representations and warranties made by DCAG in the contribution agreement, breaches of the representations and warranties made by DCAG in the pledge agreement (described below) and breaches of certain of the covenants made by DCAG in the contribution agreement. In addition, subject to certain qualifications and limitations, we agreed to indemnify and hold harmless DCAG, our former advisor and certain other parties related to them from all losses relating to inaccuracies in the representations and warranties made by us or our operating partnership in the contribution agreement, the other transaction documents or certain certificates and breaches of certain of the covenants made by us or our operating partnership in the contribution agreement or the other transaction documents. In general, the representations and warranties will survive the closing of the Internalization until January 10, 2010; provided, however, that certain of our representations and warranties respecting our SEC filings, the absence of certain changes or events affecting our business and the disclosure in our representations and warranties did not survive the closing, DCAG’s representations and warranties relating to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, survive until October 10, 2009 and certain of the parties’ other representations and warranties survive until 60 days after the applicable statutes of limitation. Both DCAG’s indemnification obligations for breaches of representations and warranties and our indemnification obligations for breaches of representations and warranties are subject, with limited exceptions, to a $350,000 deductible and are subject to a cap of $170.0 million. DCAG may elect to pay any indemnity obligation in cash or by surrender of the OP units received in connection with the Internalization on the basis of the OP units’ market value, as defined in the contribution agreement, on the date of surrender.

Registration Rights Agreement

As part of the Internalization, we entered into a registration rights agreement with DCAG in respect of any shares of common stock acquired or otherwise owned by or issuable to DCAG or its permitted transferees upon exchange of the OP units issued in the Internalization. The registration rights agreement requires us, on up to two occasions, on demand of DCAG or its permitted transferees as a group, to prepare and file a registration statement within 45 days of the demand that covers the resale of the shares specified in the demand, and to use our commercially reasonable efforts to cause the registration statement to become effective if it is not automatically effective on filing. We are not required to file a registration statement unless the shares covered by the registration statement have a maximum aggregate offering price of at least $25.0 million (unless the registration statement covers all remaining registrable shares). This demand registration right is exercisable any time after January 10, 2008 (subject to extension pursuant to the agreement). We will bear all costs, fees and expenses incident to our obligations under the registration rights agreement, including the reasonable fees of one counsel selected by the majority of holders of registrable shares, other than the fees and expenses of any persons retained by DCAG or its permitted transferees, including counsel (except as previously noted), any underwriters’ or dealers’ discounts and all commissions or brokers’ fees or fees of similar securities industry professionals and any transfer taxes relating to the disposition of their shares of common stock but the fees and other changes of any counsel appointed to represent all the holders will be paid for by us.

Pledge Agreement

In the contribution agreement, DCAG agreed to secure its indemnification obligations under the contribution agreement by entering into a pledge agreement with us. Pursuant to the pledge agreement, DCAG pledged in our favor the following (or any substituted collateral permitted pursuant to the pledge agreement): (a) from the closing date of the Internalization until January 10, 2008 (which we refer to as the lockup period), all of the OP units received in the Internalization, (b) from January 10, 2008 until October 10, 2008 (which we refer to as the first follow-on period), cash and/or OP units having a fair market value of $20.0 million plus an amount reasonably sufficient to cover any unresolved indemnification claims asserted before the end of the first follow-on period, (c) from October 10, 2008 until October 10, 2009 (which we refer to as the second follow-on period), cash and/or OP units having a fair market value of $10.0 million plus an amount reasonably sufficient to cover any unresolved indemnification claims asserted before the end of the second follow-on period, and (d) following the end of the second follow-on period, assets having a fair market value equal to the amount of unresolved indemnification claims asserted before the end of the second follow-on period until those claims are resolved. Under the terms of the pledge agreement, we hold a first-priority security interest in all of the assets pledged pursuant to the pledge agreement (or any substituted collateral).

New Agreements with Affiliates of DCAG

In connection with the Internalization, we entered into new agreements with affiliates of DCAG, including the following:

•

Transitional Services Agreement. At the closing of the Internalization, we entered into a transitional services agreement with DC Services, LLC, or DC Services, an affiliate of DCAG, that provides us with enumerated transitional services to the extent we need them to operate our business. Under this agreement, resource-sharing arrangements existing prior to the Internalization among our former advisor, other affiliates of DCAG and us will continue until we are able to make alternative arrangements for the provision of similar services, including IT services, human resources, payroll and accounts payable services, or extend or renegotiate the existing arrangements. This agreement terminates on October 10, 2007 and is terminable by DC Services upon the occurrence of an uncured default by us or by either party upon the occurrence of bankruptcy- or insolvency-related events. We may terminate any individual service upon 30 days’ prior written notice. The maximum monthly amount payable under this agreement is $71,600. As of December 31, 2006, we had paid $143,200 to DC Services pursuant to this agreement for the period between the signing of the transitional services agreement and the end of November 2006.

•

License Agreement. At the closing of the Internalization, we entered into a license agreement with DCAG granting us the right to the Dividend Capital name without payment of any fees for a period of one year. The license agreement may be terminated by DCAG upon: (i) our failure to cure a material breach under the agreement within 30 days of written notice thereof; (ii) our assigning or otherwise encumbering the license agreement or our rights thereunder, including in connection with a change of control of us; or (iii) our bankruptcy or insolvency.

Pursuant to the transitional services agreement and the license agreement, we expect to receive administrative services and other rights from DC Services and DCAG, respectively, reasonably necessary to operate our former advisor’s business for a limited transition period until it is integrated into our operations.

•

DCTRT Joint Ventures. We have entered into a strategic relationship with Divided Capital Total Realty Trust Inc., or DCTRT, whereby we have entered into one and anticipate entering into an additional two joint ventures with DCTRT and/or its affiliates to serve as the exclusive vehicles through which DCTRT will acquire industrial real estate assets in certain major markets in which we currently operate until the end of 2008. The exclusivity provisions will remain in effect so long as we introduce a certain minimum amount of potential acquisition opportunities within a specified time frame for each joint venture. In addition, as described below, we have entered into non-competition agreements with Evan Zucker and James Mulvihill, which generally restrict their ability to engage in various activities in North America in respect of industrial real estate for three years. The non-competition agreements contain certain exceptions, including a provision that Messrs. Zucker and Mulvihill can provide various services to DCTRT and other related entities if (and only for so long as) the DCTRT exclusivity provisions described above remain in effect.

We will act as the managing member of these joint ventures, subject to the approval of major decisions by DCTRT, and will earn an asset management fee of 45 basis points per annum on assets under management, an acquisition fee of 50 basis points of the joint venture’s pro rata share of the purchase price (including any assumed debt, but excluding certain transaction costs) of assets it acquires and, under certain circumstances, a construction management fee and a disposition fee. Distributions of available cash will be paid (1) to us and DCTRT, pari passu, in accordance with our respective percentage interests, until DCTRT has received an 8.5% internal rate of return; (2) after DCTRT has received an 8.5% internal rate of return, 80.0% to us and DCTRT, pari passu, in accordance with our respective percentage interests and 20.0% to us, until DCTRT has received a 13.0% internal rate of return; and (3) after DCTRT has received a 13.0% internal rate of return, 70.0% to us and DCTRT, pari passu, in accordance with our respective percentage interests and 30.0% to us. Each joint venture will be funded as follows: (1) an equity contribution from DCTRT to the joint venture (which generally will be not less than approximately 80.0% of the joint venture’s required equity capitalization); (2) an equity contribution from us to the joint venture (which generally will be up to 20.0% of the joint venture’s required equity capitalization); and (3) secured debt financing to be obtained by the joint venture with a targeted loan-to-value of no less than 55.0% and no more than 75.0%. Our actual ownership percent may vary depending on amounts of capital contributed and the timing of contributions and distributions.

On September 1, 2006, we entered into the first joint venture, TRT-DCT Industrial Joint Venture I, or TRT-DCT Venture I, pursuant to which TRT-DCT Venture I will own up to $208.0 million of industrial properties.

On October 16, and October 31, 2006, we sold collectively six industrial properties to DCTRT. As described above, we will manage these assets and earn an asset management fee and DCTRT will have the obligation, under certain circumstances and subject to our approval, to contribute such assets to TRT-DCT Venture I at a later date. The total purchase price of these six properties was approximately $65.3 million.

As of December 31, 2006, TRT-DCT Venture I owned four buildings representing $57.3 million of industrial properties. TRT-DCT Venture I purchased two properties from third parties totaling approximately 525,000 rentable square feet during the year ended December 31, 2006 with a combined purchase price of approximately $32.4 million. On December 8, 2006, we contributed an additional two properties to TRT-DCT Venture I totaling approximately 576,000 rentable square feet with a combined contribution value of approximately $24.9 million. During 2007, additional assets will either be (1) contributed by us to TRT-DCT Venture I, (2) sold by us to DCTRT pursuant to terms described in the partnership agreement, or (3) acquired by TRT-DCT Venture I through third-party purchases.

As co-general partner, we make the initial determination as to whether an asset will be acquired by TRT-DCT Venture I, and this determination is then subject to DCTRT’s review and approval. With respect to our own assets, if the proposed asset has been owned by us for four months or less and no significant leasing, development or repositioning of the asset has occurred, the purchase price for the asset is equal to our total gross cost basis and, if the proposed asset has been owned by us for more than four months or significant leasing, development or repositioning of the asset has occurred, the purchase price for the asset is equal to the asset’s fair market value as determined by an unaffiliated appraiser plus incremental third-party costs including legal, due diligence and debt financing expenses. However, we have no obligation to sell an asset if the appraised value is less than our cost basis. Assets that are acquired from third parties are valued at the acquisition’s total gross cost, which includes the purchase price, due diligence costs and closing costs. We will receive an acquisition fee of 50 basis points as described above in connection with all assets that are contributed or sold.

Although they are not officers, directors or employees of DCTRT, Evan Zucker and James Mulvihill serve as managers to the parent of DCTRT’s advisor. In such capacity, they provide consultative support on the business plan of DCTRT and participate on its Advisor Investment Committee.

Non-Competition Agreements

In connection with the Internalization, we entered into non-competition agreements with Evan Zucker and James Mulvihill. Pursuant to the non-competition agreements, during the period commencing on October 10, 2006 and terminating on October 10, 2009, which we refer to as the restricted period, each of Messrs. Zucker and Mulvihill have agreed not to, individually or together with any other person or entity, directly or indirectly, (1) engage in the business of owning, acquiring, developing or managing industrial real estate located anywhere in North America, for his own account, (2) render any managerial, consulting or other services to any person or entity who or which is engaged in such business (other than us, our operating partnership or any of our or its respective subsidiaries), or (3) become a partner, member, manager, shareholder, principal, agent, employee, trustee or consultant of any person or entity engaged in such business (other than us, our operating partnership or any of our or its respective subsidiaries); provided, however, that, Messrs. Zucker and Mulvihill are permitted to:

•

own or acquire, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange or an over-the-counter market if Mr. Zucker or Mr. Mulvihill (1) does not control such entity and is not a member of a group that controls such entity and (2) does not, directly or indirectly, own 5% or more of any class of equity securities of such entity;

•

become associated with a specific division, group or department of any entity engaged in the business of owning, acquiring, developing or managing industrial real estate located anywhere in North America, which we refer to as the business, for his own account, if the division, group or department with which Mr. Zucker or Mr. Mulvihill becomes associated is not itself engaged in the business and Mr. Zucker or Mr. Mulvihill does not provide any services, assistance or advice to the division, group or department of such entity which is engaged in the business;

•

acquire an interest in any entity engaged in the business, solely as an investment, if the fair market value of any industrial real estate owned, acquired, developed or managed by such entity does not constitute more than 20% of the fair market value of all real estate owned, acquired, developed or managed by such entity;

•	invest in any pooled investment vehicle or fund which is managed by and/or includes capital provided by unaffiliated third parties;

•

engage in any and all activities in respect of a fund if the fair market value of such fund’s industrial real estate assets does not exceed 20% of such fund’s total real estate assets; provided, that if such fund allows a third-party equity participation in industrial real estate in Mexico, we will have the right of first offer with respect thereto; and

•

engage in any and all activities with respect to (1) DCTRT and a fund with similar investment objectives for accredited investors that enters into an agreement with us that is substantially identical to the DCTRT joint ventures (which we collectively refer to as the DCTRT Entities), and (2) any advisor to the DCTRT Entities, so long as the exclusivity provisions of the DCTRT joint ventures are in effect; if the exclusivity provisions of the DCTRT joint ventures are not in effect, this exception will no longer be applicable and Mr. Zucker and Mr. Mulvihill will be prohibited from actively participating in the procurement, sourcing or identification of acquisition or investment opportunities in respect of industrial real estate on behalf of either of the DCTRT Entities.

The above restrictions will not apply and will become null and void in their entirety if at any time a representative of DCAG is not serving as a director on our board of directors as a result of our breach of the provisions of the contribution agreement that obligate us to nominate an individual designated by DCAG to our board at our annual meetings of our stockholders to be held in 2007, 2008 and 2009, in each case to serve a one-year term. That obligation will terminate if at any time the persons who on the closing date of the Internalization are the beneficial owners of the outstanding membership interests in DCAG, together with certain other specified persons, cease to beneficially own, directly or indirectly, an aggregate of at least 5.0 million of the OP units issued in connection within the Internalization.

In addition, Messrs. Zucker and Mulvihill have agreed not to, during the restricted period, directly or indirectly, knowingly (1) solicit or entice to leave employment, or (2) employ any person, who is an employee (or was in the previous three months) of us, our operating partnership or any of its or our respective subsidiaries.

Affiliated Companies Prior to Internalization

Our Former Advisor

Since our inception through the Internalization, our day-to-day operations were managed by our former advisor under the supervision of our board of directors, pursuant to the terms and conditions of an advisory agreement with our former advisor. In connection with the Internalization, our former advisor became our wholly-owned subsidiary and, as a result, we no longer bear the cost of the advisory fees and other amounts payable under the advisory agreement.

Prior to the Internalization, our former advisor was considered a related party as it was indirectly majority owned and/or controlled by Tom Wattles, Evan Zucker and James Mulvihill and their affiliates. Collectively, these individuals had primary responsibility for the management decisions of our former advisor and certain of its affiliates.

Our former advisor and its affiliates were paid certain acquisition and asset management fees in connection with services provided to us and were entitled to reimbursement for certain expenses, including certain expenses relating to our prior continuous public offerings of common stock, our operating partnership’s prior private placement of TIC Interests in industrial properties to accredited investors and certain other expenses.

In 2006, we paid our former advisor a total compensation, including various fees and reimbursements, of $29.3 million.

Our Former Dealer Manager

Our prior continuous public offerings of shares of common stock and our operating partnership’s private placement were managed by Dividend Capital Securities LLC, or our former dealer manager, pursuant to the terms of certain dealer manager agreements. We terminated these dealer manager agreements on October 10, 2006, in connection with the consummation of the Internalization. Our former dealer manager is owned by Dividend Capital Securities Group LLLP, in which Tom Wattles, Evan Zucker and James Mulvihill and their affiliates indirectly own limited partnership interests.

Our former dealer manager was paid certain dealer manager fees and sales commissions. In addition, pursuant to our first and second continuous public offerings, our former dealer manager earned one soliciting dealer warrant for every 25 shares of common stock sold. The holder of a soliciting dealer warrant has the right to purchase one share of common stock for $12.00. In September 2005, our board of directors approved and we issued approximately 2.2 million soliciting dealer warrants to our former dealer manager representing all of the warrants our former dealer manager earned in connection with our first and second continuous public offerings. As of September 30, 2006, 139,341 of these warrants had been re-allowed to broker-dealers that participated in our first and second continuous public offerings.

In 2006, we paid our former dealer manager a total compensation, including various fees and commissions, of $20.3 million. As of December 31, 2006, substantially all of the sales commissions payable to our former dealer manager were re-allowed to broker-dealers that participated in our prior continuous public offerings and our operating partnership’s prior private placement.

Our Former Facilitator

Dividend Capital Exchange Facilitators LLC, or our former facilitator, has been responsible for the facilitation of transactions associated with our operating partnership’s private placement. We terminated our arrangements with our former facilitator on October 10, 2006, in connection with the consummation of the Internalization. Our former facilitator was considered a related party as it is indirectly majority owned and/or controlled by Tom Wattles, Evan Zucker and James Mulvihill and their affiliates.

We previously paid our former facilitator up to 1.5% of the gross equity proceeds raised through our operating partnership’s private placement for transaction facilitation. In 2006, we paid our former facilitator approximately $1.8 million in total compensation.

Transactions with Related Person Approval Policy

Our code of business conduct and ethics sets forth the standards, policies and procedures that the company follows in situations where there is a possibility of a conflict of interest. Each employee, officer or director is expected to avoid any situation in which his or her personal interests conflict, or have the appearance of conflicting, with those of the company. All employees, officers and directors must promptly and fully disclose the occurrence of any situation that may amount to such conflict of interest, including the existence of a personal direct or indirect financial interest in a transaction, to our general counsel. Non-employee directors are expected to make appropriate disclosures to our board and recuse themselves from board decisions with respect to transactions involving the company to which they are an interested party. A waiver with respect to any transaction involving a director or officer that may violate our code of business conduct and ethics may be made only by the board or by the nominating and corporate governance committee and must be promptly disclosed to our stockholders in accordance with all applicable laws and regulations. Our code of business conduct and ethics may or may not cover all transactions with related parties required to be disclosed in the proxy statement under SEC rules. In addition to the policy established by our code of business conduct and ethics, if our management becomes aware of any transaction that may be a transaction with a related party, it brings it promptly to the attention of the board or the nominating and corporate governance committee. Our code of business conduct and ethics was put in place after the Internalization and did not apply to the transactions described above in this section. These transactions were reviewed by a special committee of our board comprised of all of our then independent directors that was formed to review, consider and negotiate the terms and conditions of the Internalization and its related transactions and to make recommendations to our entire board regarding these transactions.

Executive and Director Compensation

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs.

We place significant emphasis on “pay for performance” based incentive compensation, which is designed to reward our executives based on the achievement of predetermined company and individual goals. This Compensation Discussion and Analysis explains our compensation objectives, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers as determined in accordance with applicable SEC rules, which are collectively referred to as our named executive officers. Prior to the consummation of the Internalization, all of our executive officers were employees or consultants of our former advisor or its affiliates and we did not pay, and were not involved in determining, any of these individuals compensation, including the compensation of Evan H. Zucker and James R. Mulvihill, our former Chief Executive Officer and Chief Financial Officer, respectively. Accordingly, this Compensation Discussion and Analysis does not relate to the compensation paid to any of our executive officers prior to the consummation of the Internalization. We have described the fees paid to our former advisor in the proxy statement under “Transaction with Related Persons—Affiliated Companies Prior to the Internalization.”

Objectives of Our Executive Compensation Programs

Our compensation programs for our named executive officers are designed to achieve the following objectives:

•	Attract and retain top contributors to ensure that we have the caliber of executive needed to perform at the highest levels of the industry;

•	Reinforce our entrepreneurial culture;

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Create and maintain a performance-driven organization, by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event of performance below expectations;

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Align the interests of our executives and stockholders by motivating executives to increase stockholder value along with the achievement of other key corporate goals and objectives and rewarding executives when stockholder value increases;

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Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to company and individual performance based on position responsibilities and ability to influence financial and organizational results;

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Provide flexibility and allow for discretion in applying our compensation principles in order to appropriately reflect individual circumstances as well as changing business conditions and priorities; and

•	Motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives.

Additionally, we generally take into account the tax treatment of the compensation of our executives, including the expected tax treatment to our executives and whether we will be able to deduct the amount of any compensation paid as a result of limitations under Section 162(m) of the Internal Revenue Code or otherwise. To the extent consistent with our other compensation objectives, we attempt to preserve the deductibility of the compensation that we pay to our executives, for example, through the use of non-qualified stock options instead of options qualifying as incentive stock options under Section 422 of the Internal Revenue Code. However, in order to appropriately compensate our executives and maintain the flexibility we desire in our bonus programs, we are prepared to exceed the $1 million limit under Section 162(m) for compensation to our named executive officers. Additionally, we use LTIP units or offer to executives the choice of LTIP units, which may be more advantageous to executives from a tax perspective than other types of full-value awards as described below under “—Our Compensation Programs—Long-Term Equity Incentive Awards—LTIP Units,” but result in the loss of a tax deduction for us.

Determining Executive Compensation

In order to assist us in determining the amount of executive compensation to pay and the programs to implement, we engaged the services of FPL Associates, L.P., a nationally recognized consulting firm specializing in the real estate industry. Specifically, FPL Associates was engaged by the special committee formed in connection with the Internalization to assist with the development of appropriate executive compensation programs and by the compensation committee to assist in the development of an annual and long-term incentive compensation program. As part of FPL’s engagement, the special committee directed FPL Associates to, among other things, provide competitive market compensation data and make recommendations for pay levels for each component of our executive compensation.

FPL Associates provided competitive market compensation data for two different peer groups, an industrial peer group consisting of six public REITs with an industrial property focus and a size-based REIT peer group consisting of 14 public REITs similar in size to our company, but in varying asset classes. The industrial peer group included ProLogis, AMB Property Corporation, Liberty Property Trust, First Industrial Realty Trust, Inc., EastGroup Properties, Inc. and First Potomac Realty Trust. The size-based REIT peer group included Corporate Office Properties Trust, Alexandria Real Estate Equities, Inc., Pennsylvania Real Estate Investment Trust, Highwoods Properties, Inc., Kilroy Realty Corporation, Heritage Property Investment Trust, Inc., Post Properties, Inc., Equity One, Inc., Glimcher Realty Trust, Mid-America Apartment Communities, Inc., Alexander’s Inc., PS Business Parks, Inc., Cousins Properties Incorporated and Washington Real Estate Investment Trust.

Prior to the Internalization, using market data and information we received from FPL Associates, we entered into employment agreements with each of our named executive officers that generally established their base salaries, target annual cash bonuses and target annual long-term incentive compensation awards. In establishing the amounts in these agreements, we generally targeted the median of the competitive market based on the peer groups described above, but also took into account other factors including, among others, the individual experience and skills of, and expected contributions from, our executives; for Messrs. Cochran and Mechem, each of these executives’ historical compensation with our former advisor; and our negotiations with each of our executives, particularly Mr. Hawkins and Mr. Brown, who were not employed by our former advisor before we decided to complete the Internalization. In the case of Messrs. Hawkins and Mechem, we agreed to compensation amounts approaching or within the upper quartile of the competitive market.

After we had entered into employment agreements with each of our named executive officers, the compensation committee engaged FPL Associates to assist in the development of an annual and long-term incentive compensation program. Based on the recommendations of FPL Associates, which were developed with the input of the compensation committee and our Executive Chairman and Chief Executive Officer, the compensation committee established the basic structure for our incentive compensation for our executives and adopted our 2006 outperformance program, which are discussed in greater detail below.

Our Executive Compensation Programs

Our executive compensation primarily consists of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. Additionally, we have entered into employment agreements with each of our named executive officers that provide for payments and other benefits in connection with a termination of his employment. Overall, we designed our executive compensation programs to achieve the objectives described above. In particular, consistent with the emphasis we place on maintaining a performance-driven organization and aligning the interests of our executives and stockholders, long-term equity incentive compensation constitutes a significant portion of our total executive compensation. We also intend to structure our annual cash incentive bonuses to be linked to the achievement of predetermined performance goals, but also provide flexibility and allow for discretion to appropriately reflect individual circumstances as well as changing business conditions and priorities.

Each of the primary elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our named executive officers in 2006 under each of these elements. In the descriptions below, we highlight particular compensation objectives that are addressed by specific elements of our executive compensation program; however, it should be noted that we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element, to a greater or lesser extent, serves each of our objectives.

Base Salary

We pay our executives a base salary, which we review and determine annually, subject to the commitments we have made to our executives in their employment agreements. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Although base salaries are established in part based on the individual experience, skills and expected contributions during the coming year of our executive and our executive’s performance during the prior year, we do not view base salaries as primarily serving our objective of paying for performance.

Prior to the Internalization, our named executive officers were all employees or consultants of our former advisor or its affiliates, and we did not pay, and were not involved in determining, any of these individuals cash compensation for serving in their respective positions. During 2006, we entered into employment agreements with our named executive officers which became effective upon completion of the Internalization. Pursuant to these arrangements, the annual base salaries for our named executive officers for 2006 were as follows: Mr. Hawkins’ base salary was $575,000 per year, Mr. Wattles’ base salary was $200,000 per year, Mr. Cochran’s base salary was $300,000 per year, Mr. Brown’s base salary was $250,000 per year and Mr. Mechem’s base salary was $250,000 per year. The initial base salaries that we negotiated with our executives were based on our understanding of base salaries for comparable positions at similarly situated companies at the time, the individual experience and skills of, and expected contribution from, each executive, the roles and responsibilities of the executive, the expected or previously negotiated base salaries of our other executives and other factors. See also the discussion under “—Determining Executive Compensation.”

Annual Cash Incentive Bonuses

Our executives are eligible to receive annual cash incentive bonuses each year primarily based upon their performance. Our annual cash incentive bonuses are intended to reward our executives with currently paid compensation for meeting annual performance objectives. For 2006, target annual cash incentive bonuses for each of our named executive officers, other than Mr. Wattles, and minimum guaranteed annual cash incentive bonuses for Messrs. Hawkins and Brown were established in the employment agreements we entered into with these individuals. In 2006, under the terms of their respective employment agreements, (1) Mr. Hawkins was entitled to receive a prorated portion of a minimum guaranteed annual cash bonus of $575,000, (2) Mr. Wattles was eligible to receive a target cash bonus in an amount to be determined by us, in our discretion, (3) Mr. Cochran was eligible to receive a prorated portion of a target annual cash bonus of $200,000, (4) Mr. Brown was entitled to receive a prorated portion of a minimum guaranteed annual cash bonus of $200,000 and (5) Mr. Mechem was eligible to receive a prorated portion of a target annual cash bonus of

$125,000. The targeted and minimum guaranteed annual cash bonuses that we negotiated with our executives were based on our understanding of these amounts for comparable positions at similarly situated companies at the time, the individual experience and skills of, and expected contribution from, each executive, the roles and responsibilities of the executive, these amounts for our other executives and other factors. See also the discussion under “—Determining Executive Compensation.”

The amount of the annual cash incentive bonus paid to each of our executives in 2006 was based on our assessment of his overall performance during the year. Because each of our executives’ employment with us began late in 2006, upon the closing of the Internalization, our executives’ annual cash bonuses were based on our subjective assessment of their performance during the portion of 2006 for which they were employed with us as opposed to being based on the achievement of predetermined objectives. Additionally, in 2006, we paid Mr. Brown a signing bonus of $35,000 that we committed to in our employment agreement with Mr. Brown.

In the employment agreements with our named executive officers, we committed to specific target annual cash bonuses for these executives, other than Mr. Wattles, during the term of their employment under the agreement and minimum guaranteed annual cash bonuses for Messrs. Hawkins and Brown for 2007. However, other than with respect to the guaranteed bonuses, we may establish the criteria that must be met for the annual cash bonuses to be earned and we may also establish bonus opportunities above and below the target level in order to fully motivate and reward our executives for differing levels of performance. For 2007, we have predetermined a number of performance objectives to serve as guidelines for our determination regarding the actual bonuses to be paid. Although these guidelines do define predetermined performance objectives, they retain flexibility and allow for discretion to appropriately reflect individual circumstances as well as changing business conditions and priorities.

Long-Term Equity Incentive Compensation

We grant long-term equity incentive awards in the form of restricted stock, LTIP units in our operating partnership and stock options to executives as part of our total compensation package. There are two primary components of our long-term equity incentive awards: an annual grant program and a multi-year program.

Annual Grant Program

Under the annual grant program, our executives are eligible to receive annual grants of long-term equity incentive compensation. We determine our annual grants based on a dollar value, with 80% being paid in the form of restricted stock or LTIP units and 20% being paid in the form of stock options vesting over four to five years. Our annual grant program is intended to reward our executives with long-term compensation for meeting annual performance objectives. The primary objectives of this program are to incentivize our executives to achieve annual performance goals, further align the interests of our executives with our stockholders over the longer term and serve as a retention tool for our executives. We use a mix of restricted stock and stock options in order to provide an appropriate blend of downside risk and upside potential at the time of the initial award and in the future as our stock price may change.

Target annual grants for each of our named executive officers have been established in the employment agreements we entered into with these individuals. Under the terms of their respective employment agreements, in January or February 2007, (1) Mr. Hawkins was entitled to receive annual equity awards with an aggregate target value of $1,150,000, (2) Mr. Wattles was eligible to receive annual equity awards in an amount determined by us in our discretion, (3) Mr. Cochran was entitled to receive annual equity awards with an aggregate target value of $500,000, (4) Mr. Brown was entitled to receive annual equity awards with a value of $250,000 and (5) Mr. Mechem was eligible to receive annual equity awards an aggregate target value of $225,000. Our employment agreements with these executives, other than Mr. Wattles, also specified that the vesting of these awards was to occur in equal annual installments over four to five years. The target value of long-term equity incentive awards that we negotiated with our executives were based on our understanding of these amounts for comparable positions at similarly situated companies at the time, the individual experience and skills of, and expected contribution from, each executive, the roles and responsibilities of the executive, these amounts for our other executives and other factors. See also the discussion under “—Determining Executive Compensation.”

The amount of the equity awards paid to each of our executives in early 2007 was based on the target amounts set forth in the employment agreements. Because each of our executives’ employment with us began late in 2006, upon the closing of the Internalization, our executives’ annual equity awards were primarily intended to serve our longer term objectives as opposed to being a reward for 2006 performance. For purposes of determining the annual grants, we valued restricted stock and LTIP units based on, and set the exercise price of the stock options at, the closing stock price of our common stock on the grant date. The stock options were valued at 10% of the exercise price. In addition to these annual grants, on October 25, 2006, Messrs. Hawkins and Brown received 450,795 LTIP units and 51,111 LTIP units, respectively, which vest 25% in 2009, 25% in 2010 and 50% in 2011 based on continued employment. We committed to issue these LTIP units to Messrs. Hawkins and Brown as a signing bonus in their respective employment agreements.

In the employment agreements with our named executive officers, we committed to specific target annual grants of long-term equity incentive compensation for these executives, other than Mr. Wattles, during the term of their employment under the agreement. However, we may establish the criteria that must be met for the annual grants to be awarded and we may also establish opportunities above and below the target level in order to fully motivate and reward our executives for differing levels of performance. For 2007, we have predetermined a number of performance objectives to serve as guidelines for our determination regarding the actual grants to be made. Although these guidelines do define predetermined performance objectives, they retain flexibility and allow for discretion to appropriately reflect individual circumstances as well as changing business conditions and priorities.

In 2007, after the grants described above were made, we adopted an equity award grant policy in order to formalize our approach regarding the timing and pricing of equity awards made to the named executive officers and all other employees. Under this policy, equity awards will only be made to existing employees on an annual basis or in connection with a promotion or other extraordinary event. The amount of annual awards will be determined at a pre-scheduled meeting of our compensation committee that is expected to be held in January or February of each year. Shares of restricted stock, LTIP units or other full-value awards granted as part of the annual awards will be denominated in dollars and will be priced based on the closing price of our common stock on the date of the meeting at which they were approved. Stock options granted as part of the annual awards will either be denominated in shares or dollars, will have an exercise price per share equal to the closing price of our common stock on the date of the meeting at which they were approved and, if denominated in dollars, will be for the number of shares determined using the formula approved by our compensation committee at the time of the grants. Promotional or extraordinary grants will be granted and priced on a quarterly basis on the third trading day following each of our quarterly earnings releases.

Multi-Year Program—2006 Outperformance Program

On December 13, 2006, we adopted a 2006 outperformance program, which became effective upon the closing of our initial listed public offering on December 15, 2006. The purpose of the program is to further align the interests of our stockholders and management by encouraging our senior officers to create stockholder value in a “pay for performance” compensation structure.

Under the program, participating executives will share in an “outperformance pool” if our total stockholder return for the three-year performance period beginning on the closing date of our initial listed public offering, December 15, 2006, exceeds the greater of an absolute compound annual total stockholder return of 10% or 110% of the compound annual return of the MSCI US REIT Index during the same period measured against a baseline value equal to $12.25 per share, which was the public offering price in such offering. The size of the outperformance pool for the program will be 10% of our total stockholder return in excess of the performance hurdle, subject to a maximum amount of $40 million. Each executive’s award under the program will be designated as a specified participation percentage of the aggregate outperformance pool. Assuming the performance hurdles are met, the outperformance pool will be allocated among the award recipients in accordance with each executive’s specified participation percentage. Any unallocated portion of the outperformance pool remaining at the end of the performance period will be reallocated among the program’s participants at that time on a pro-rata basis.

If the performance hurdles are met, each participating executive will be issued shares of restricted stock as of the end of the performance period with a value equal to such executive’s share of the outperformance pool. Half of the restricted stock issued will be fully vested at the end of the performance period and the remaining half will vest in two equal installments on the first two anniversaries of that date based on continued employment. We may also permit the participating executives to elect to receive their awards in the form of LTIP units in our operating partnership or other equivalent forms of equity in lieu of shares of restricted stock.

The program provides that if the outperformance pool is established, each participating executive will be entitled to the distributions that would have been paid had the number of his or her earned shares of restricted stock been issued at the beginning of the performance period. These distributions will be paid in cash at the end of the performance period. Thereafter, distributions will be paid currently on all shares of restricted stock that were issued, whether vested or unvested.

In the event of a change in control (as determined for purposes of the program) during the performance period, the performance period will be shortened to end on the date of the change in control and participating executives’ awards will be based on performance relative to the hurdle through the date of the change in control. Any shares of common stock earned upon a change in control will be fully vested. If a participating executive’s employment is terminated before the end of the performance period as a result of death or disability (as determined for purposes of the program), or is terminated by us without cause or by the executive for good reason, in each case as determined under the program, the executive’s award will be based on performance relative to the hurdle through the date of termination and any earned shares of common stock will be fully vested upon such date of termination. In the event of a change in control or termination as a result of death or disability, without cause or for good reason after the performance period has ended, all unvested awards issued under the program will become fully vested. If an award recipient’s employment is terminated by us for cause or by the award recipient without good reason, all unearned awards and unvested restricted shares of common stock will be forfeited.

We made the following awards under the program to our named executive officers: Philip Hawkins (16%); Thomas Wattles (16%); James Cochran (16%); Stuart Brown (10%); and Daryl Mechem (8%). These awards became effective upon the closing of our initial listed public offering on December 15, 2006.

LTIP Units

In connection with the Internalization, we established a program under our long-term incentive plan for the grant of other equity-based awards, valued by reference to shares of our common stock, consisting of equity interests in our operating partnership which we refer to as “long-term incentive units” or “LTIP units.” LTIP units will be issued as a separate class of units of limited partnership interest in our operating partnership. LTIP units, which can be granted either as free-standing awards or together with other awards under our long-term incentive plan, will be valued by reference to the value of our common stock, and will be subject to such conditions and restrictions as the compensation committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants would forfeit their LTIP units. Generally, LTIP unit awards, whether vested or unvested, entitle the holder to receive distributions from our operating partnership that are equivalent to the dividends and distributions that would be made with respect to the number of shares of our common stock underlying the LTIP unit award, though receipt of such distributions may be delayed or made contingent on vesting.

LTIP units will be structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units into common units to produce a tax deduction for us. As profits interests, LTIP units initially will not have full parity, on a per-unit basis, with common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units. If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for cash or, at our election, shares of our common stock on a one-for-one basis. However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant in the program could realize for a given number of LTIP units will be less than the value of an equal number of shares of our common stock and may be zero. Ordinarily, we anticipate that each LTIP unit awarded will be equivalent to an award of one share of common stock reserved under our long-term incentive plan, thereby reducing the number of shares of common stock available for subsequent awards of stock options, shares of restricted stock, phantom shares, dividend equivalent rights and other equity-based awards on a one-for-one basis. However, our compensation committee has the authority to determine the number of shares of common stock underlying an award of LTIP units in light of all applicable circumstances, including performance-based vesting conditions, operating partnership “capital account allocations,” to the extent set forth in the limited partnership agreement for our operating partnership, the Internal Revenue Code or applicable regulations, value accretion factors or conversion ratios.

LTIP units are designed to offer executives the same long-term incentive as shares of restricted stock, while allowing them to enjoy the more favorable U.S. federal income tax treatment available for “profits interests.” More specifically, one key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives often need to sell a portion of their vested shares upon vesting to pay taxes on their restricted stock awards from prior years, which may limit an executive’s ability to increase his or her equity ownership over the long term. Conversely, an executive would generally be taxed only when he or she chooses to liquidate his or her LTIP units. Therefore, an executive who wishes to hold his or her equity awards for the long term can do so in a more tax-efficient manner with LTIP units. In light of the trade-offs between increased tax efficiency and incremental economic risk involved in LTIP units as compared to restricted stock, it is generally our policy to allow eligible executives a choice between restricted stock and LTIP units on a one-for-one basis for their equity-based incentive compensation awards. We believe that the use of LTIP units (1) enhances our equity-based compensation package overall, (2) advances the goal of promoting long-term equity ownership by executives, (3) has no adverse impact on dilution as compared to restricted stock, and (4) further aligns the interests of our executives with the interests of our stockholders. We also believe that these benefits outweigh the loss of the U.S. federal income tax business-expense deduction from the issuance of LTIP units, as compared to restricted stock.

Employment Agreements

We have entered into employment agreements with each of our named executive officers. These agreements, among other things, provide for severance payments generally equal to a multiple of salary and bonus plus acceleration of all time-based vesting on equity awards and continuation of coverage under our group health plan for a period of time in the event of a termination of employment by us without cause or by an executive for good reason. In return, each executive has agreed to non-compete, non-solicitation, non-interference and confidentiality provisions. We believe that because the severance level is negotiated up front, it makes it easier for us to terminate executives without the need for protracted negotiations over severance. See “Potential Payments Upon Termination or Change-in-Control” for a summary of the employment agreements.

Broad-Based Benefits

All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance, and our 401(k) plan.

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation for the year ended December 31, 2006 earned by or paid to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, which are referred to as our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus	Stock Award(s) ($)(2)	All Other Compensation(3)	Total
Philip L. Hawkins Chief Executive Officer	2006	$129,375	$200,000	$202,482	$16,251	$548,108
Thomas G. Wattles Executive Chairman	2006	45,000	200,000	—	—	245,000
Stuart B. Brown Chief Financial Officer	2006	56,250	105,000	22,957	139,197	323,404
James D. Cochran President and Chief Investment Officer	2006	63,750	95,000	—	—	158,750
Daryl Mechem Managing Director, Operations	2006	52,917	48,000	—	—	100,917

(1)	Represents salary paid since the Internalization on October 10, 2006. Prior to the closing of the Internalization, we did not pay any salary to any of our named executive officers.
(2)	Based on the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS 123R, disregarding the estimate of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in note 11 to our consolidated financial statements included in our Annual Report of Form 10-K for the fiscal year ended December 31, 2006.
(3)	All amounts consist of reimbursement of relocation expenses, including a housing allowance and commuting costs.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2006 to our named executive officers.

2006 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)
Philip L. Hawkins	12/15/06	12/13/06	(3)	N/A	$0	$6,400,000	—	(4)
	10/25/06	7/27/06	(5)	—	—	—	450,795	$4,859,570
Thomas G. Wattles	12/15/06	12/13/06	(3)	N/A	0	6,400,000	—	(4)
Stuart B. Brown	12/15/06	12/13/06	(3)	N/A	0	4,000,000	—	(4)
	10/25/06	9/18/06	(6)	—	—	—	51,111	550,977
James D. Cochran	12/15/06	12/13/06	(3)	N/A	0	6,400,000	—	(4)
Daryl Mechem	12/15/06	12/13/06	(3)	N/A	0	3,200,000	—	(4)

(1)	Represents awards made under our 2006 outperformance program. Under this program, awards will be paid to each executive in shares of restricted stock, LTIP units or other equivalent forms of equity with a value equal to that executive’s award. Awards under this program for each executive may range from $0 to the maximum amount set forth in the table, plus the distributions that would have been paid had the number of earned awards been issued on December 15, 2006, the beginning of the performance period under our 2006 outperformance program. Accordingly, the “Threshold($)” column is not applicable. Also, because there is no established target amount under this program, the amount reported under the “Target($)” subcolumn represents the amount that the executives would have earned if our performance for the three-year performance period under the program continued at the same annualized rate as we experienced from our initial listing on December 13, 2006 through December 31, 2006. Because the annualized total stockholder return during this period was less than that required for the executives to earn awards under the 2006 outperformance program, the amount reported in the “Target($)” subcolumn is $0. The estimated future payouts assume that the full amount of our 2006 outperformance program is allocated as of the end of the performance period. Any unallocated portion at such time will be reallocated on a pro rata basis among the program’s participants, including our named executive officers. As of December 31, 2006, 91% of our 2006 outperformance program was allocated to participants.
(2)	Grants were LTIP units granted under our long-term incentive plan.
(3)	The awards made under our 2006 outperformance program were approved on December 13, 2006, subject to and effective upon the consummation of our initial listed public offering. The awards were made on December 15, 2006, which was the closing date of our initial listed public offering.
(4)	The grant date fair value of the awards made under our 2006 outperformance program has not yet been determined. As of December 31, 2006, we had not recognized any amounts relating to our 2006 outperformance program for financial statement reporting purposes.
(5)	This grant was made as a signing bonus subject to and in connection with the consummation of the Internalization and was approved in connection with the approval of Mr. Hawkins’ employment agreement on July 27, 2006.
(6)	This grant was made as a signing bonus subject to and in connection with the consummation of the Internalization and was approved in connection with the approval of Mr. Brown’s employment agreement on September 18, 2006.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below. Prior to the consummation of the Internalization on

October 10, 2006, all of our executive officers were employees or consultants of our former advisor or its affiliates and we did not pay, and were not involved in determining, any of these individuals compensation, including the compensation of Evan H. Zucker and James R. Mulvihill, our former Chief Executive Officer and Chief Financial Officer, respectively. Accordingly, we have not included any of these individuals in any of the executive compensation tables in this proxy statement, including the Summary Compensation Table and Grants of Plan-Based Awards Table. For information regarding the fees paid to our former advisor, see “Transaction with Related Persons—Affiliated Companies Prior to the Internalization.”

The terms of our 2006 outperformance program are described above under “Compensation Discussion and Analysis.” The terms of employment agreements that we have entered into with our executives are described below under “Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006 with respect to our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Awards That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Awards That Have Not Vested ($)(3)
Philip L. Hawkins	450,795	$5,319,381	0	$0
Thomas G. Wattles	—	—	0	0
Stuart B. Brown	51,111	603,110	0	0
James D. Cochran	—	—	0	0
Daryl Mechem	—	—	0	0

(1)	For Mr. Hawkins, includes 450,795 LTIP units vesting 25% on August 1, 2009, 25% on August 1, 2010 and 50% on August 1, 2011 based on continued employment. For Mr. Brown, includes 51,111 LTIP units vesting 25% on October 10, 2009, 25% on October 10, 2010 and 50% on October 10, 2011 based on continued employment.
(2)	Based on a price of $11.80 per unit, which was the closing price on the New York Stock Exchange of one share of our common stock on December 29, 2006. Assumes that the value of LTIP units on a per unit basis is equal to the per share value of our common stock.
(3)	The number and market or payout value of equity incentive plan awards is based on the amount that the executives would have earned under our 2006 outperformance program if our performance for the three-year performance period under the program continued at the same annualized rate as we experienced from our initial listing on December 13, 2006 through December 31, 2006. Because the annualized total stockholder return during this period was less than that required for the executives to earn awards under our 2006 outperformance program, no amounts were reported for the number and market or payout value. The terms of our 2006 outperformance program, including the vesting terms, are described above under “Compensation Discussion and Analysis.”

Potential Payments Upon Termination or Change-in-Control

Prior to the Internalization in 2006, we entered into employment agreements with each of our named executive officers. Each of these agreements took effect on October 10, 2006, the date of the Internalization. Under these agreements, Mr. Hawkins serves as our Chief Executive Officer and a director; Mr. Wattles serves as our Executive Chairman; Mr. Brown serves as our Chief Financial Officer; Mr. Cochran serves as our

President and Chief Investment Officer; and Mr. Mechem serves as our Managing Director of Operations. The employment agreements all have a three-year term, ending October 10, 2009, except that Messrs. Hawkins’ and Brown’s terms automatically renew for successive one-year periods unless either party gives notice of non-renewal. The following is a description of the material terms of our employment agreements with Messrs. Hawkins and Brown and our other named executive officers.

Mr. Hawkins. The employment agreement for Mr. Hawkins provides for an annual salary of at least $575,000. For 2006, Mr. Hawkins was entitled to a pro-rated portion of a minimum annual guaranteed bonus of $575,000 and, for 2007, Mr. Hawkins will be entitled to a minimum guaranteed bonus of 80% of his annual salary. Thereafter, Mr. Hawkins will be eligible to receive an annual target cash bonus equal to 100% of his annual salary. Mr. Hawkins will be entitled to receive an annual long-term incentive compensation award with an aggregate annual target value of $1,150,000, which will vest in equal annual installments over four to five years, subject to the achievement of pre-established, performance-related goals. In addition, as contemplated by his agreement, as a signing bonus Mr. Hawkins received, under our long-term incentive plan, 450,795 LTIP units, which vest over five years (0%, 0%, 25%, 25% and 50%) commencing on August 1, 2007. In addition, subsequent to the closing of the Internalization, he purchased 88,889 shares of common stock at $11.25 per share. Under the agreement, we also agreed to provide Mr. Hawkins with a housing allowance and reimburse him for his relocation expenses, including any broker’s fees, (with a tax gross-up) and his commuting expenses relating to his relocation to the Denver area. If Mr. Hawkins’ employment is terminated by us without cause or by him for good reason, he will be entitled to severance generally equal to the sum of two times annual salary, two times the greater of the target bonus for the year of termination and the average of the actual bonuses for the two years prior to the year of termination, two years of continuing coverage under the group health plan, and payments in respect of certain relocation-related obligations. In addition, in that event, Mr. Hawkins will be entitled to a pro-rated target bonus for the year of termination and the vesting of all outstanding equity awards. Mr. Hawkins’ equity compensation awards will also all vest in the event of a change in control. Upon his death or termination by us on account of his disability, a pro-rated target bonus for the year of termination will be payable, and any exclusively time-based (as opposed to performance-based) vesting conditions on his equity compensation awards will be eliminated. If any payments under his employment agreement, including compensation triggered by a change of control, constitute a “parachute payment” under the Internal Revenue Code, such that an excise tax is imposed, Mr. Hawkins is generally entitled to receive a “gross-up payment” equal to the amount of such excise tax owed (including any penalties and interest for underpayments) plus the amount necessary to put him in the same after-tax position as if no excise tax had been imposed.

Mr. Brown. The employment agreement for Mr. Brown provides for an annual salary of at least $250,000. For 2006, Mr. Brown was entitled to a pro-rated portion of a minimum annual guaranteed bonus of $200,000 and, for 2007, Mr. Brown will be entitled to a minimum guaranteed bonus of $160,000. Thereafter, Mr. Brown will be entitled to receive an annual target cash bonus equal to $200,000. Mr. Brown will also be entitled to receive an annual long-term incentive compensation award with an aggregate annual target value of $250,000, which will vest in equal annual installments over four to five years, subject to the achievement of pre-established, performance-related goals. The 2007 long-term incentive compensation award was made in February 2007 and had a value of $250,000. In addition, as contemplated by his employment agreement, as a signing bonus Mr. Brown received a $35,000 cash bonus and received, under our long-term incentive plan, 51,111 LTIP units, which vest over five years (0%, 0%, 25%, 25% and 50%) commencing on October 10, 2007. Under the agreement, we also agreed to provide Mr. Brown with a housing allowance and reimburse him for his relocation expenses, including any broker’s fees, (with a tax gross-up) and his commuting expenses relating to his relocation to the Denver area. If Mr. Brown’s employment is terminated by us without cause or by him for good reason, he will be entitled to severance generally equal to (i) the greater of (A) his annual aggregate cash compensation for the year of termination and (B) his actual annual cash compensation for the year prior to the year of termination, (ii) one year of continuing coverage under the group health plan and (iii) payments in respect of certain relocation-related obligations. In addition, in that event, Mr. Brown will be entitled to a pro-rated target bonus for the year of termination and the vesting of all outstanding equity awards. Mr. Brown’s equity compensation awards will also all vest in the event of a change in control. Upon his death or termination by us on account of his disability, a pro-rated target bonus for the year of termination will be payable, and any exclusively time-based (as opposed to performance-based) vesting conditions on his equity compensation awards will be eliminated. If the payments made by us under his employment agreement, including compensation triggered by a change in control, constitute a “parachute payment” under the Internal Revenue Code, such that an excise tax is imposed, Mr. Brown is generally entitled to receive a “gross-up payment” equal to the amount of such excise tax owed (including any penalties and interest for underpayments) plus the amount necessary to put him in the same after-tax position as if no excise tax had been imposed.

Other Named Executive Officers. The employment agreements with our other executives provide for annual salaries of at least $200,000 for Mr. Wattles, $300,000 for Mr. Cochran and $250,000 for Mr. Mechem. In addition, the employment agreements also provide for a target cash bonus of at least $200,000 for Mr. Cochran and $125,000 for Mr. Mechem, with the amount of Mr. Wattles target bonus being in our discretion. In addition to annual salary and target cash bonus, the executives will be eligible to receive an annual long-term incentive compensation award that vests in equal annual installments over four to five years, subject to the achievement of pre-established, performance-related goals, of at least the following aggregate annual target values: $500,000 for Mr. Cochran, and $225,000 for Mr. Mechem, with the amount of Mr. Wattles target bonus being in our discretion. The executive’s equity compensation awards will also vest in the event of a change in control. If the executive’s employment is terminated by us without cause or by him for good reason, he will be entitled to severance generally equal to the sum of his annual base compensation and target bonus and six months’ continuing coverage under the group health plans (for Mr. Cochran, two years’ continuing coverage). In addition, in that event the executive will be entitled to a pro-rated target bonus for the year of termination and the vesting of all outstanding equity awards. With respect to Mr. Cochran, in the case of a termination by us without cause or by him for good reason following changes in control of us, termination payments will be two times salary and bonus rather than one times salary and bonus. Additionally, upon the termination of any of our other named executive officers upon death or disability, a pro-rated target bonus for the year of termination will be payable, and any exclusively time-based (as opposed to performance-based) vesting conditions on his equity compensation awards will be eliminated.

Under the employment agreements, each of Messrs. Hawkins, Wattles, Cochran, Brown and Mechem is subject to a number of restrictive covenants, including an up to one-year non-competition provision that becomes applicable following certain terminations, and non-solicitation, non-interference and confidentiality provisions. Generally, for Messrs. Cochran and Mechem, upon the scheduled expiration of the employment term or upon a termination following a change of control of us, the non-competition provision will expire upon the date of the termination of employment and, upon a termination of employment by us without cause or by the executive for good reason, the non-competition provision will expire six months following the termination of employment. For Messrs. Hawkins and Brown, upon the scheduled expiration of the employment term, the non-competition provision will expire upon the date of the termination of employment.

In addition to these employment agreements, each of Messrs. Hawkins, Wattles, Brown, Cochran and Mechem has entered into an indemnification agreement providing for indemnification and advancement of expenses to the indemnitee to the fullest extent permitted by applicable law.

Generally, under our long-term incentive plan, all of an executive’s awards fully vest upon a change-in-control or the executive’s termination upon death or disability. A description of the provision of our 2006 outperformance program relating to termination of employment of a change-in-control as described in the “Compensation Discussion and Analysis.”

The following table sets forth the amounts that would be paid to our named executive officers in the event of a termination by us without cause or by the executive for good reason other than in connection with a change-in-control; upon death or disability; upon a change-in-control without termination and upon a termination by us without cause or by the executive for good reason other than in connection with a change-in-control:

Name	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Philip L. Hawkins(1)	$6,857,506	$5,448,756	$8,304,381	$9,842,506
Thomas G. Wattles	206,143	—	—	206,143
Stuart B. Brown(2)	762,750	648,110	603,110	762,750
James D. Cochran	413,709	45,000	—	758,709
Daryl Mechem	312,114	28,125	—	312,114

(1)	Includes $5,319,381 representing the value of unvested equity awards as of December 31, 2006 that would vest upon each triggering event.
(2)	Includes $603,110 representing the value of unvested equity awards as of December 31, 2006 that would vest upon each triggering event.

The amounts described above do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	Accrued salary and vacation pay;

•	Distribution of plan balances under our 401(k) plan;

•	Life insurance proceeds in the event of death; and

•	Disability insurance payouts in the event of disability.

For purposes of the table above, the value of the equity awards that vest are based on the value of unvested awards set forth in the “Outstanding Equity Awards at Fiscal Year-End 2006” above.

Director Compensation

Each of our directors who is not an employee of our company receives an annual retainer of $30,000 for services as a director and receives a fee of $1,000 for each meeting attended in person or telephonically. Directors who serve on our investment, audit, compensation and/or nominating and corporate governance committees receive a fee of $1,000 for each meeting attended in person or telephonically. Directors who serve as the chair of our audit committee receive an additional annual retainer of $10,000 and directors who serve as the chair of one of our other committees receive an additional annual retainer of $7,500. Directors who are employees of our company or our subsidiaries do not receive compensation for their service as directors.

Our long-term incentive plan provides for formula grants of restricted stock and other equity awards to non-employee directors. On the date of each annual meeting of stockholders at which each non-employee director is re-elected to our board of directors, such non-employee director will be entitled to receive equity awards having a value of $35,000. In addition, any non-employee director who is initially elected or appointed to our board of directors will be entitled to receive equity awards having a value of $35,000 on the date of such initial election or appointment. On October 10, 2006, it was determined that each of our non-employee directors received a grant of phantom shares pursuant to which, after a one-year vesting period, such director could elect to receive 3,111 shares of our common stock having a value of $35,000. In addition, on October 6, 2006, each of Messrs. Altinger, Hardin, O’Keeffe and Warwick received a grant of options exercisable for 5,000 shares of our common stock beginning on October 6, 2008 at an option exercise price of $12.00 per share under our former independent director option plan.

In addition, directors who are members of a special committee may be entitled to receive additional fees for services as members of that special committee. The members of the special committee formed in connection with the Internalization earned compensation as follows: each of them earned $1,500 per meeting; Bruce Warwick and Phillip Altinger, the committee co-chairs, each earned a one-time payment of $50,000, as well as a monthly retainer equal to $7,500 for serving in such capacity beginning on April 14, 2006, the date the special committee was formed; and John O’Keeffe and Tripp Hardin, the other members of the special committee, each earned a one-time payment of $20,000, as well as a monthly retainer equal to $5,000 for serving in such capacity beginning with the date the special committee was formed.

The following table sets forth certain information with respect to our director compensation during the year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)		Total
Phillip R. Altinger	$182,000	(3)	$7,291	$2,198		$191,489
Tripp H. Hardin	117,000	(3)	7,291	4,228		128,519
John C. O’Keeffe	122,500	(3)	7,291	4,228		134,019
Bruce L. Warwick	164,500	(3)	7,291	2,263		174,054
Thomas F. August	8,500		7,291	—		15,791
John S. Gates, Jr.	9,500		7,291	—		16,791
James R. Mulvihill	7,500		7,291	—		14,791
Lars O. Soderberg	—		—	(5,499	)(4)	(5,499)

(1)	Based on the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS 123R, disregarding the estimate of forfeitures. The grant date fair value of the awards made to the directors in 2006 are as follows: for each of Messrs. Altinger, Hardin, O’Keeffe, Warwick, August, Gates and Mulvihill—$34,999. The assumptions we used for calculating the grant date fair values are set forth in note 11 to our consolidated financial statements included in our Annual Report of Form 10-K for the fiscal year ended December 31, 2006. As of December 31, 2006, our non-employee directors held the following number of phantom shares that had been granted by us as director compensation: each of Messrs. Altinger, Hardin, O’Keeffe, Warwick, August, Gates and Mulvihill—3,111.
(2)	Based on the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS 123R, disregarding the estimate of forfeitures. The grant date fair value of the awards made to the directors in 2006 are as follows: Mr. Altinger—$11,109; Mr. Hardin—$4,046; Mr. O’Keeffe—$4,046; Mr. Warwick—$4,046. The assumptions we used for calculating the grant date fair values are set forth in note 11 to our consolidated financial statements included in our Annual Report of Form 10-k for the fiscal year ended December 31, 2006. As of December 31, 2006, our non-employee directors held options that had been granted by us as director compensation to purchase the following number of shares of our common stock: Mr. Altinger—15,000; Mr. Hardin—25,000; Mr. O’Keeffe—25,000; and Mr. Warwick—15,000.
(3)	Includes compensation earned for service on the special committee formed in connection with the Internalization as follows: Mr. Altinger—$142,500; Mr. Hardin—$68,500; Mr. O’Keeffe—$73,000; and Mr. Warwick—$125,000.
(4)	On January 6, 2006, we received and accepted the resignation of Lars O. Soderberg as independent director of the board of directors. In connection with such resignation, Mr. Soderberg forfeited all 20,000 options that he had previously been awarded, effective three months from his resignation, of which 8,000 had fully vested. Pursuant to SFAS 123R, we were allowed to recover all expense previously recognized in connection with Mr. Soderberg’s options, which is the amount disclosed.

In addition to the compensation described above, we also reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or any committees thereof.

Executive and Director Compensation Process

The compensation committee of our board of directors has the authority to determine all compensation payable to our executive officers. Our Executive Chairman and Chief Executive Officer make recommendations to the compensation committee regarding the compensation of all executive officers, excluding their own, but the compensation committee is ultimately responsible for approving this compensation. As noted above, in 2006, the compensation committee and the special committee formed in connection with the Internalization engaged FPL Associates, L.P. to assist in the determination of executive compensation. In 2006, prior to the Internalization, the board of directors was responsible for approving the employment agreements that we entered into with our executive officers in connection with the Internalization.

Our board of directors has the authority to approve all compensation payable to our directors, although the compensation committee is responsible for making recommendations to our board regarding this compensation. Additionally, our Executive Chairman and Chief Executive Officer may also make recommendations or assist the compensation committee in making recommendations regarding director compensation. In 2006, in anticipation of the Internalization and the initial listing of our common stock on the New York Stock Exchange, under its engagement by the compensation committee, FPL Associates was directed to complete a competitive market analysis of director compensation and provide preliminary recommendations to our Executive Chairman. Based on this information, our Executive Chairman provided recommendations to the compensation committee regarding director compensation.

Compensation Committee Interlocks and Insider Participation

During 2006, the following directors served on our compensation committee: Thomas F. August, Phillip R. Altinger, Bruce L. Warwick, James Mulvihill, and Lars Soderberg. Mr. Mulvihill also served as our Treasurer and Chief Financial Officer prior to the Internalization transaction and has interests in a number of transactions disclosed under “Transactions with Related Persons”.

Compensation Committee Report

The Compensation Committee of DCT Industrial Trust Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Thomas F. August, Chair

Phillip R. Altinger

Bruce L. Warwick

Equity Compensation Plan Table

The following table shows for our equity compensation plans and warrants, as a group, the number of common shares to be issued upon exercise of options, warrants and rights outstanding at December 31, 2006, the weighted average exercise price of these options, warrants and rights and the number of common shares remaining available for future issuance under our long-term incentive plan as of December 31, 2006, excluding shares to be issued in connection with equity awards already granted under such plan.

Plan Category	Number of securities to be issued upon exercise of options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	944,683	$11.19	(2)	7,476,317	(3)
Equity compensation plans not approved by security holders(4)	2,199,855	$12.00		—

Total	3,144,538	$11.87		7,476,317

(1)	Represents our previously adopted independent director option plan, under which options to purchase 80,000 shares were outstanding, our previously adopted employee option plan, under which options to purchase 341,000 shares were outstanding and our long-term incentive plan, under which 21,777 phantom shares and 501,906 LTIP units had been granted, all as of December 31, 2006.
(2)	Because there is no exercise price associated with the phantom shares or the LTIP units, such shares and units are not included in the weighed-average exercise price calculation.
(3)	Reflects 8,000,000 shares available for future issuance under our long-term incentive plan as reduced for 21,777 phantom shares and 501,906 LTIP units outstanding as of December 31, 2006. No new stock grants or awards will be made under our previously adopted independent director option plan or our previously adopted employee option plan.
(4)	Represents dealer warrants owned by our dealer manager and certain participating broker dealers, of which 2,199,855 warrants were issued in September 2005.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The undersigned members of the Audit Committee of the Board of Directors of DCT Industrial Trust Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2006 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for DCT Industrial Trust Inc. for the fiscal year ended December 31, 2006.

2.	The Audit Committee has discussed with representatives of KPMG LLP the matters required to be discussed with them by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with KPMG LLP the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Submitted by the Audit Committee:

Phillip R. Altinger, Chair

Thomas F. August

Bruce L. Warwick

Independent Registered Public Accounting Firm

The following table represents fees for professional audit services rendered by KPMG LLP for the audit of the company’s annual financial statements for 2006 and 2005 and fees billed for other services rendered by KPMG LLP:

Types of Fees	2006	2005
Audit Fees	$954,314	$617,075
Audit-Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

Total	$954,314	$617,075

In the above table, “audit fees” refers to fees for professional services for the audit of DCT Industrial Trust’s consolidated financial statements included in Form 10-Ks and review of DCT Industrial Trust’s consolidated financial statements included in Form 10-Qs, including all services required to comply with standards of the Public Company Accounting Oversight Board (United States), comfort letters, statutory audits, and review of documents filed with the SEC (fees for registration statements and comfort letters in 2006 and 2005 were $230,459 and $38,475, respectively); “audit-related fees” refers to fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; “tax fees” refers to fees for tax compliance, tax advice, and tax planning; and “all other fees” refers to fees billed by KPMG LLP to DCT Industrial Trust for any services not included in the foregoing categories.

Pre-Approval Policies and Procedures

Under the audit committee’s charter, the audit committee is authorized to delegate to one or more of its members the authority to pre-approve audit and non-audit services. The audit committee has not delegated its pre-approval authority. The audit committee approved all audit and non-audit services provided to us by KPMG LLP during the 2006 fiscal year.

Proposal II: Ratification of Independent Registered Public Accounting Firm

Our consolidated financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004, were audited by KPMG LLP, an independent registered public accounting firm, and our management believes that they are knowledgeable about our operations and accounting practices and are well qualified to act as our independent registered public accounting firm. Therefore, our board, upon the recommendation of our audit committee, has appointed KPMG LLP to act as our independent registered public accounting firm for the year ending December 31, 2007. We are asking you to ratify this selection, which requires the affirmative vote of a majority of the votes cast at a meeting where a quorum is present.

KPMG LLP representatives will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. In addition, the KPMG LLP representatives will be available to respond to appropriate questions posed by any stockholders. KPMG LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our company or in any of our subsidiaries, in any capacity.

Additional Information

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received at our principal executive offices no later than the close of business on December 6, 2007. Proposals should be addressed to Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 1700, Denver, Colorado 80202.

Stockholder Nominations and Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

For any stockholder nomination or proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2008 annual meeting, our bylaws permit such a presentation if (1) a stockholder’s notice of the proposal or nominee and any required supporting information is delivered to our secretary during the period from 150 to 120 days before the anniversary date of the mailing of the notice for the previous year’s annual meeting, and (2) it meets the bylaws and SEC requirements for submittal. For consideration at the 2008 annual meeting, therefore, any stockholder nominee or proposals not submitted by the deadline for inclusion in the proxy must be received by us between November 6, 2007 and December 6, 2007. Notices of intention to present proposals at the 2008 annual meeting should be addressed to Secretary, DCT Industrial Trust Inc., 518 17th Street, Suite 1700, Denver, Colorado 80202.

Voting Securities

Common stockholders of record at the close of business on March 21, 2007, will be eligible to vote at the meeting on the basis of one vote for each share held. On such date there were 168,372,048 common shares outstanding. There is no right to cumulative voting and the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum.

Vote Required for Approval

Assuming the presence of a quorum:

(1) directors must be elected by the vote of a plurality of all the votes cast by stockholders entitled to vote.

(2) the ratification of the independent registered public accounting firm must be approved by the affirmative vote of a majority of the common shares voted at the meeting or by proxy.

Abstentions and broker non-votes, if any, will have no effect on the outcome of the matters to be voted on at the meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is reached.

Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet, or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted (1) for the nominees for director named earlier in this proxy statement; (2) for ratification of the appointment of our independent registered public accounting firm; and (3) as otherwise recommended by the board. The board knows of no other matters which may be presented to the meeting.

Solicitation of Proxies

Proxies may be solicited on behalf of the board by mail, telephone, other electronic means, or in person. Copies of proxy material and of the annual report may be supplied to brokers, dealers, banks and voting directors, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Proxies may be solicited by officers or employees of the company, none of whom will receive additional compensation.

Attendance at the Meeting

All stockholders of record of shares of common stock of DCT Industrial Trust at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in “street name”), you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

Annual Report

Our current annual report and annual report on Form 10-K, which include consolidated financial statements, are being mailed to stockholders concurrently with this proxy statement. We will provide additional complete copies of the annual report to requesting stockholders, free of charge. Just send your written request to DCT Industrial Trust Inc., Investor Relations, 518 17th Street, Suite 1700, Denver, Colorado 80202.

Delivery of Documents to Stockholders Sharing an Address

If you share an address with any of our other stockholders, your household might receive only one copy of the annual report and proxy statement. To request individual copies of the annual report and proxy statement for each stockholder in your household, please contact the Investor Relations Department, DCT Industrial Trust Inc., 518 17th Street, Suite 1700, Denver, Colorado 80202 (telephone: 303-597-2400). We will deliver copies of the annual report and proxy statement promptly following your written or oral request. To ask that only one set of the documents be mailed to your household, please contact your broker.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and certain beneficial owners, or, collectively, reporting persons, to file reports of holdings and transactions in DCT Industrial Trust shares with the SEC and the NYSE. Based on our records and other information we believe that all of the reporting persons filed all the applicable SEC reports required for 2006, except as noted below. The following reporting persons did not file on a timely basis their Form 3 as required under Section 16: James D. Cochran, Daryl H. Mechem, Bruce L. Warwick, Matthew T. Murphy and Michael J. Ruen. Each of Bruce L. Warwick, James R. Mulvihill and Phillip R. Altinger did not report on a timely basis a single transaction on a Form 4 as required under Section 16. Each of Evan H. Zucker and Lars O. Soderberg did not file a Form 5 with respect to transactions occurring during 2006. We do not know if either of Messrs. Zucker or Soderberg had any transactions required to be reported on a Form 5.

Other Matters

We do not anticipate any other business being brought before the meeting. In addition to the scheduled items, however, the meeting may consider properly presented stockholder proposals and matters relating to the conduct of the meeting. As to any other business, it is intended that proxies will be voted in the discretion of the persons voting such proxies.

April 4, 2007

Denver, Colorado

YOUR VOTE IS IMPORTANT
DCT INDUSTRIAL TRUST INC.	VOTE BY INTERNET / TELEPHONE
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https://www.proxypush.com/dct		1-866-474-9826

• Go to the website address listed above.	OR	• Use any touch-tone telephone.	OR	• Mark, sign and date your proxy card.
• Have your proxy card ready.		• Have your proxy card ready.		• Detach your proxy card.
• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the postage-paid envelope provided.

There is no charge to vote by telephone. As with all Internet access, usage or service fees must be paid by the user.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. Please note all votes cast via the telephone or the Internet must be cast prior to 5:00 p.m. (Eastern Time), May 2, 2007.

1-866-474-9826

CALL TOLL-FREE TO VOTE

☐

Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

		FOR	AGAINST	ABSTAIN
1. Election of the following nominees as directors (Terms expire in 2008):	2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007.	☐	☐	☐
FOR all nominees ☐ WITHHOLD AUTHORITY ☐ *EXCEPTIONS ☐ from all nominees	3. At the discretion of such proxies on any other matter that properly may come before the meeting or any adjournment or postponement thereof.

Nominees:   01 - Thomas G. Wattles, 02 - Philip L. Hawkins, 03 - Phillip R. Altinger,

                    04 - Thomas F. August, 05 - John S. Gates, Jr., 06 - Tripp H. Hardin,

                    07 - James R. Mulvihill, 08 - John C. O’Keefe, and 09  - Bruce L. Warwick

This proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. Unless direction is given to the contrary, this proxy will be voted “FOR” all nominees standing for election as directors and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

(Instructions: To withhold authority to vote for any individual nominee, mark the “*Exceptions” box and write that nominee’s name in the space provided below.)

The undersigned hereby acknowledges receipt of the Company’s Notice of 2007 Annual Meeting of Stockholders, Proxy Statement and Annual Report. By submitting this proxy the undersigned revokes all prior proxies made by the undersigned in connection with the Company’s 2007 Annual Meeting of Stockholders.

*Exceptions	To change your address, please mark this box and see reverse.			☐

S C A N L I N E

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date Stock Owner sign here	Co-Owner sign here

YOUR PROXY CARD IS ATTACHED BELOW.

PLEASE READ AND FOLLOW THE INSTRUCTIONS

CAREFULLY AND DETACH AND RETURN YOUR

COMPLETED PROXY CARD IN THE ENCLOSED

POSTAGE-PAID ENVELOPE

DO NOT MAIL YOUR

PROXY CARD IF YOU VOTE

BY TELEPHONE OR INTERNET

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

DCT INDUSTRIAL TRUST INC.

PROXY

Annual Meeting of Stockholders — To be held May 3, 2007, at 10:00 a.m.,

at 818 17th Street, Denver, Colorado 80202

THE BOARD OF DIRECTORS OF DCT INDUSTRIAL TRUST INC. SOLICITS THIS PROXY

The undersigned hereby appoints Philip L. Hawkins, Stuart B. Brown, and Stephen K. Schutte, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below all the shares of the common stock of DCT Industrial Trust Inc., held of record by the undersigned on March 21, 2007, at the 2007 Annual Meeting of Stockholders, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY COMPLETED AND RETURNED BY YOU, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES STANDING FOR ELECTION AS DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

(Continued and to be dated and signed on the reverse side)

CHANGE OF ADDRESS	DCT INDUSTRIAL TRUST INC.
P.O. BOX 11460 NEW YORK, N.Y. 10203-0460